Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MORTON’S RESTAURANT GROUP, INC.

FERTITTA MORTON’S RESTAURANTS, INC.

FERTITTA MORTON’S ACQUISITION, INC.

CLAIM JUMPER ACQUISITION COMPANY, LLC

and

FERTITTA ENTERTAINMENT, INC.

Dated as of December 15, 2011

-i-

-ii-

Exhibit A — Form of Certificate of Incorporation

Exhibit B — Form of By-Laws

Exhibit C — Conditions of the Offer

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2011, by and among Morton’s Restaurant Group, Inc., a Delaware corporation (the “Company”), Fertitta Morton’s Restaurants, Inc., a Delaware corporation (“Parent”),Fertitta Morton’s Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Claim Jumper Acquisition Company, LLC (“CJAC”) and Fertitta Entertainment, Inc. (“FEI”).

RECITALS

WHEREAS, subject to the terms hereof, the respective Boards of Directors of the Company, Parent and Purchaser have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent shall cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of the Company Common Stock of $6.90 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has resolved to recommend that the holders of the Company Common Stock accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer and that they vote in favor of the adoption of this Agreement at any meeting of the stockholders of the Company held for such purpose, subject to the terms and conditions of this Agreement;

WHEREAS, the respective Boards of Directors of the Company, Parent and Purchaser have determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of the Offer, followed by a merger of Purchaser with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, a stockholder of the Company is entering into a Stockholder Support Agreement with Parent and Purchaser (the “Support Agreement”), whereby such stockholder has agreed, among other things, upon the terms and subject to the conditions set forth therein, to tender its shares of Company Common Stock in the Offer.

WHEREAS, CJAC has agreed to guarantee to the Company (i) all payments required to be made to the Company, any shareholder of the Company, or any third party by or on behalf of the Parent or Purchaser, pursuant to this Agreement, including without limitation, payments to acquire the Shares pursuant to the Offer, the Top-Up Option, or the Merger, repayments of the indebtedness of the Company and its Subsidiaries, and any fees and expenses in connection therewith, and (ii) all payments required to be made to the Company by or on behalf of either the Parent or Purchaser, as applicable, arising from any claim made by the Company or any shareholder of the Company with respect to any breach of the terms and conditions of this Agreement.

WHEREAS, FEI as the indirect owner of Parent will derive substantial benefit from the execution and delivery of this Agreement and the consummation of the Transactions and FEI desires to make certain representations and covenants to the Company in connection with the Transactions.

WHEREAS, the respective Boards of Directors of the Company, Parent and Purchaser have approved and declared advisable this Agreement, including all the terms and conditions set forth herein, and all the Transactions (as defined in Section 1.1), including the Offer and the Merger; and

WHEREAS, each of the Company, Parent and Purchaser desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not prohibit the making or amendment of any Alternative Proposal).

“Affiliate” has the meaning assigned to that term in Rule 12b-2 under the Exchange Act. For the avoidance of doubt, FEI shall be deemed an Affiliate of Parent for purposes of this Agreement.

“Affiliate Guarantee” means that certain Guarantee referenced in Section 5.14(b) of the Purchaser Disclosure Schedule

“Alternative Proposal” means any offer, proposal or indication of interest, as the case may be, by any Person (or group of Persons) that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, reorganization, liquidation or other direct or indirect business combination) involving the issuance or acquisition of Shares or other equity securities of the Company representing twenty percent (20%) or more (in number or voting power) of the outstanding capital stock of the Company (other than the Transactions), (ii) any tender offer (including a self-tender offer), exchange offer or other transaction or series of transactions that, if consummated, would result in any Person, together with all Affiliates thereof, becoming the beneficial owner of Shares or other equity securities of the Company representing twenty percent (20%) or more (in number or voting power) of the outstanding capital stock of the Company, (iii) the acquisition, lease, license or purchase by any Person or group of Persons (other than the Company and the Company Subsidiaries), or any other disposition by the Company or any Company Subsidiary, of twenty percent (20%) or more of the consolidated assets of the Company (including the equity securities of any Company Subsidiary) and the Company Subsidiaries, taken as a whole (other than the Transactions) or (iv) issuance or sale or other disposition by the Company of equity securities representing 20% or more of the voting power of the Company in any combination of the foregoing.

“Assets” means machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries.

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York City are required to or may be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.

“Certificate of Merger” means a certificate of merger or certificate of ownership and merger, as the case may be, to be filed with the Secretary of State.

“CJAC Material Adverse Effect” has the meaning ascribed to the term Company Material Adverse Effect in the Financing Commitments as in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Credit Agreement” means the Credit and Guaranty Agreement dated December 9, 2010, among the Company, certain Subsidiaries of the Company, various lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent and Lead Arranger, as amended.

“Company Equity Plan” means, the 2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan.

“Company Material Adverse Effect” means any adverse change, effect, event, occurrence, development, matter, state of facts, series of events or circumstance (any such item, an “Effect” ) that, individually or when taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) the Company’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (1) any adverse Effect arising out of or relating to (x) United States (or any region thereof) (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates or (B) regulatory or political conditions or (y) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), natural disasters (including hurricanes) or Acts of God (except, with respect to this clause (1), to the extent that any such Effect has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such Effect or Effects have on other companies operating in the industries (including the high-end dining industry) or markets in which the Company or any of the Company Subsidiaries operates), (2) any adverse Effect arising out of or relating to factors, conditions, trends or other circumstances generally affecting any of the industries (including the high-end dining industry) or markets in which the Company or any of the Company Subsidiaries operates, including fluctuations in the pricing of food commodities (except, with respect to this clause (2), to the extent that any such Effect or Effects have a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such Effect or Effects have on other companies operating in the industries (including the high-end dining industry) or markets in which the Company or any of the Company Subsidiaries operates), (3) any adverse Effect arising out of, resulting from or attributable to the execution and delivery of this Agreement or the announcement, pendency or consummation of any of the Transactions (including the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding its or their plans or intentions with respect to the conduct of the business or assets of the Company or any of the Company Subsidiaries), including any loss of employees, (4) any change in the market price or trading volume of the Company’s securities (but not, in each case, the underlying cause of such change, unless such change would otherwise be excepted from this definition), (5) any adverse Effect arising out of or relating to any change in Law (including liquor Laws), GAAP, regulatory accounting requirements or interpretations thereof that apply to the Company or any of the Company Subsidiaries (including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law), (6) any failure by the Company to meet any internal or third party estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not, in each case, the underlying cause of such failures, unless such failures would otherwise be excepted from this definition), (7) any costs or expenses incurred or accrued by the Company or any of the Company Subsidiaries in connection with this Agreement or any of the Transactions, (8) any adverse Effect arising out of, resulting from or attributable to any action(s) taken, or failure(s) to take action, by Parent or Purchaser in breach of this Agreement and (9) any action(s) taken, or failure(s) to take action, or any such other Effect to which Parent has consented in writing, or the failure of the Company to take any action referred to in Section 6.1 due to Parent unreasonably withholding its consent.

“Company’s Knowledge” or “Company Knowledge” means the actual knowledge, after due investigation (except with respect to (i) the third sentence of Section 4.13(a), (ii) the second sentence of Section 4.13(b) and (iii) Section 6.1(p) which, in each case, shall mean actual knowledge without due investigation), of Christopher J. Artinian, President and Chief Executive Officer, Ronald M. DiNella, Senior Vice President, Chief Financial Officer and Treasurer, Scott D. Levin, Senior Vice President, General Counsel and Secretary and with respect to Section 4.8 only James W. Kirkpatrick, Senior Vice President, Development.

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means the confidentiality agreement dated July 14, 2011 between the Company and Parent (or an Affiliate of Parent).

“Contract” means any written contract, agreement, lease, instrument or other legally binding contractual commitment.

“Debt Financing Source” shall mean each lender and each other Person (including, without limitation, each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Financing Commitments or other financings in connection with the transactions contemplated hereby, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or affiliate.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Environmental Law” means any Law that requires or relates to protection of public health, welfare and the environment, including without limitation, those relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA) and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA) or waste materials of any kind, those relating to the release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA) or other hazardous materials and those relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes without limitation CERCLA and any analogous state statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

“HoldCo” means Fertitta Morton’s Holdings, Inc.

“Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof; provided, that Fully Diluted Shares shall not include the Series A Preferred Stock or any Shares of Company Common Stock into which they may be converted or the Shares issued upon the exercise of the Top-Up Option.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any consent, license, registration, authorization, notification or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any federal, state or local court, administrative or regulatory agency or commission or any other governmental authority or instrumentality.

“Hazardous Material” means any material or substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous waste,” “industrial waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant” as those or similar terms are defined, identified, or regulated under any Environmental Law; or (ii) which is or which contains friable and damaged asbestos, polychlorinated biphenyls, explosive or radioactive material, or motor fuel or other petroleum, petroleum hydrocarbon or petroleum product or any fraction thereof; or (iii) which, whether by its nature or its use, is subject to regulation under any Environmental Law because of its effect or potential effect on human health or the environment.

“Holdings” means Landry’s Holdings, Inc.

“Holdings Note” means the demand note, dated as of December 6, 2010 payable by CJAC to Holdings, in the original principal amount of $36,900,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property rights arising under the Laws of any jurisdiction, and includes, without limitation, all confidential proprietary information, all trade secrets, know-how, patents and patent applications, all trademarks and service marks and applications for registration thereof, all copyrights and applications for registration thereof and all Internet domain name registrations.

“Judgment” means any federal, state, or local, injunction, order, writ, ruling or decree of any Governmental Entity.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Entity.

“Lien” means any lien, mortgage, deed of trust, encumbrance, claim or security interest.

“Material Company Subsidiary” means any Company Subsidiary other than any Company Subsidiary that (i) does not engage in any type of business activity (other than organizational or winding-up activities), (ii) does not own or possess any assets having a fair market value in excess of $15,000 in the aggregate (other than certain licenses which are in the process of being terminated or transferred), (iii) does not have any indebtedness for borrowed money and (iv) has not entered into a lease or sublease of any real property.

“Marketing Period” means the period beginning on January 3, 2012 and ending 25 Business Days later, as such period may be shortened by Parent and Jefferies Finance LLC as one of the Debt Financing Sources.

“Parent’s Knowledge” means the actual knowledge, after due investigation, of Tilman J. Fertitta, President and Chief Executive Officer, Richard H. Liem, Executive Vice President and Chief Financial Officer and Steven L. Scheinthal, Executive Vice President, General Counsel and Secretary.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) purchase money Liens arising in the ordinary course of business, (v) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (vi) with respect to Owned Real Property, any matters disclosed in title reports delivered or made available to Parent prior to the date of this Agreement in the electronic data room prepared by the Company or otherwise delivered or made available by the Company to Parent, and all Liens of record, (vii) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (viii) Liens in favor of the Company or any Company Subsidiary securing intercompany borrowing by any Company Subsidiary, (ix) non-exclusive licenses of Intellectual Property, (x) Liens set forth on Section 4.8 of the Company Disclosure Schedule, (xi) Liens arising under the Company Credit Agreement (or any replacement thereof) which shall be terminated as of the Closing Date and (xii) such other Liens for amounts not in excess of $100,000 individually or in the aggregate,.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Real Property Lease” means any agreement under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant.

“Release” means the depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, dispersing, leaching, dumping or disposing.

“Representatives”, when used with respect to any Person, means such Person’s officers, directors, employees, agents, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.

“Series A Certificate of Designations” means the Certificate of Designations of Series A Convertible Preferred Stock of Morton’s Restaurant Group, Inc., filed with the Secretary of State on February 24, 2010.

“Share” means a share of Company Common Stock or Series A Preferred Stock, as the case may be; and “Shares” means shares of Company Common Stock and/or Series A Preferred Stock, as the case may be.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Alternative Proposal shall be fifty percent (50%) rather than twenty percent (20%)), which (on its most recently amended or modified terms, if amended or modified) the Company Board determines in good faith (after consultation with financial advisors and legal counsel), if consummated, would result in a transaction that is (i) more favorable to the Company’s stockholders (other than Parent, Purchaser and their respective Affiliates) from a financial point of view, (ii) reasonably expected to be consummated in a timely manner taking into account the capacity of the conditions to be satisfied, legal, financial, regulatory, and other aspects of such Alternative Proposal (including the Person or group of Persons making such Alternative Proposal) and (iii) not subject to a financing contingency or to the extent financing for such proposal is required, that such financing is committed (subject to customary terms and conditions).

“Tax” means any net income, alternative or add-on minimum gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, social security, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by any Governmental Entity, together with any interest, penalty or addition to tax imposed with respect thereto.

“Transactions” means, collectively, all of the transactions contemplated hereby, including the Offer and the Merger. For the avoidance of doubt, references herein to the Transactions or to any of the Transactions shall not be deemed to include or mean any agreement or arrangement (if any) referred to in Section 5.8.

Section 1.2. Certain Other Definitions. The following terms are defined in the respective Sections of the Agreement indicated:

2011 Bonuses	Section 6.6(f)
Acceptance Time	Section 2.10(a)(i)
Adverse Recommendation Change	Section 6.2(c)
Agreement	Preamble
Benefit Plan	Section 4.11(b)
Board Appointment Date	Section 2.1(e)

Book Entry Share	Section 3.1(c)(iii)
Certificate	Section 3.1(c)(iii)
Closing	Section 2.5
Closing Date	Section 2.5
Common Share Merger Consideration	Section 3.1(c)(ii)
Company	Preamble
Company Bonus Plan	Section 6.6(f)
Company By-Laws	Section 4.1(b)
Company Certificate	Section 4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	ARTICLE IV
Company Required Governmental Approvals	Section 4.4(a)
Company Stockholder Approval	Section 4.3(a)
Definitive Financing Agreements	Section 6.9(a)
Dissenting Shares	Section 3.3
Effect	Section 1.1
Effective Time	Section 2.6
Environmental Claim	Section 4.14(c)
Exchange Fund	Section 3.2(a)
Financing	Section 5.5
Financing Commitments	Section 5.5
Foreign Plan	Section 4.11(i)
Guaranty	Section 10.01
Indemnified Liabilities	Section 6.7(a)
Indemnified Party	Section 6.7(a)
Indemnifying Party	Section 6.7(g)
Independent Director	Section 2.1(e)
Information Statement	Section 4.4(a)
IRS	Section 4.11(c)
Jefferies	Section 4.18
KeyBanc	Section 4.18
Leased Real Property	Section 4.8(b)
Lease Consents	Section 6.1
Material Contracts	Section 4.12(a)
Material Suppliers	Section 4.22
Measurement Date	Section 4.2(a)
Merger	Recitals
Merger Consideration	Section 3.1(c)(ii)
Minimum Tender Condition	Section 2.1(a)
Notice Period	Section 6.2(c)
Offer	Recitals
Offer Documents	Section 2.1(b)
Offer Price	Recitals
Outside Date	Section 8.1(b)(ii)
Owned Real Property	Section 4.8(a)
Parent	Preamble

Parent Expenses	Section 8.3(a)
Parent Material Adverse Effect	Section 5.1
Parent Required Governmental Approvals	Section 5.3(a)
Paying Agent	Section 3.2(a)
Permits	Section 4.21
PRIRC	Section 4.11(b)
Proceeding	Section 6.7(a)
Proxy Statement	Section 2.10(a)(i)
Purchaser	Preamble
Purchaser Disclosure Schedule	ARTICLE IV
Restricted Shares	Section 3.4
Returns	Section 4.9(a)
Sarbanes-Oxley Act	Section 4.5(d)
Schedule 14D-9	Section 2.2(b)
SEC Documents	Section 4.5(a)
SEC Financial Statements	Section 4.5(b)
Series A Merger Consideration	Section 3.1(c)(i)
Series A Preferred Stock	Section 4.2(a)
Short-Form Threshold	Section 2.3(b)
Stockholders’ Meeting	Section 2.10(a)(iii)
Superior Proposal Agreement	Section 6.2(c)(iii)
Support Agreement	Recitals
Surviving Corporation	Section 2.4
Termination Fee	Section 8.3(a)
Top-Up Notice	Section 2.3(c)
Top-Up Option	Section 2.3(a)
Top-Up Shares	Section 2.3(a)
WARN Act	Section 4.20(a)

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1. The Offer.

(a) Subject to the conditions of this Agreement, Purchaser shall, and Parent shall cause Purchaser to use commercially reasonable efforts to commence within five (5) Business Days from the date hereof (and in any event Purchaser shall, and Parent shall cause Purchaser to, commence within ten (10) Business Days from the date hereof), the Offer within the meaning of the applicable rules and regulations of the SEC. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject to (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock that, together with shares of the Company Common Stock already owned by Parent and Purchaser or their respective Affiliates, which shall include, for the avoidance of doubt, Tilman J. Fertitta, would represent at least a majority of the Fully Diluted Shares (the “Minimum Tender Condition”) and (ii) the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Exhibit C as such conditions may be modified in accordance with the express terms of this Agreement. The initial expiration date of the Offer shall be midnight (New York City time) on the twentieth (20th) Business Day following commencement of the Offer (determined using Rule 14d-1(g)(3) of the Exchange Act). Purchaser expressly reserves the right in its sole discretion to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer, except that, without the written consent of the Company, Purchaser shall not (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit C or modify any condition set forth in Exhibit C in any manner adverse to the Company or the holders of the Company Common Stock, (v) except as otherwise provided in this Section 2.1(a), extend the Offer or change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the Company or the holders of the Company Common Stock. The parties hereto agree to cooperate in good faith to modify the terms of the Offer as and if required by the SEC. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, extend the Offer beyond the Outside Date. In addition, unless this Agreement has been terminated in accordance with its terms, if at the otherwise scheduled expiration date of the Offer (i) any condition to the Offer is not satisfied, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for one (1) or more consecutive increments of not more than ten (10) Business Days each (or for such longer period as may be agreed to by the Company) and (ii) if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Exhibit C, Purchaser may, and Parent may cause Purchaser to, extend the Offer to a date that is not more than (2) two Business Days after the end of the Marketing Period; provided, however, that Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, extend the Offer beyond the Outside Date. On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept and pay for (subject to any withholding of Tax pursuant to Section 3.2(e)) all shares of the Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer (as it may be extended and re-extended in accordance with this Section 2.1(a)). Nothing contained in this Section 2.1(a) shall affect any termination rights in Article VIII.

(b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of the Company Common Stock as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents or reasonably requested by Parent and Purchaser for inclusion therein. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein; and each of Parent and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities Laws. Parent and Purchaser shall provide the Company and its counsel copies of any written comments, and shall inform the Company and its counsel of any oral comments or discussions, that Parent, Purchaser or their counsel may receive from or engage in with the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or the commencement or occurrence of any such discussions. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company or its counsel.

(c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any shares of the Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

(d) Purchaser shall not terminate the Offer prior to any scheduled expiration thereof without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Article VIII. In the event that this Agreement is terminated pursuant to Article VIII prior to any scheduled expiration thereof, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of shares of the Company Common Stock in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered shares of the Company Common Stock to the registered holders thereof.

(e) Board Representation . Subject to applicable Law and to the extent permitted by the requirements of the New York Stock Exchange, if after the Acceptance Time the adoption of this Agreement by the Company’s stockholders is required by Law (including if the conditions to the Top-Up Option are not satisfied or the Top-Up Option is for any reason deemed to be invalid or unenforceable), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Company Board as will give Purchaser representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to the election or appointment of any additional directors pursuant to this Section 2.1(e)) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including all Shares which have been accepted for payment pursuant to Article III) bears to the number of Shares outstanding, and upon the request of Parent, the Company shall promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Parent with such level of representation (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board Appointment Date”). Subject to applicable Law, the Company shall use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as is on the entire Company Board (after giving effect to this Section 2.1(e)) to be on (i) each committee of the Company Board of the Company and (ii) each board of directors and each committee thereof of each Company Subsidiary. The Company’s obligations to elect or appoint designees to the Company Board shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Parent, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 2.1(e) and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith. Parent will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 2.1(e), then, until the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act and applicable requirements of the New York Stock Exchange (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below three for any reason, the remaining Independent Director(s) shall be entitled to designate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall promptly (and in any event within ten (10) Business Days) designate three individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act and applicable requirements of the New York Stock Exchange, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement; provided, that if no such Independent Director is appointed in such time period, Parent shall designate such Independent Director(s). Notwithstanding anything in this Agreement to the contrary, from and after the Board Appointment Date and prior to the

Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company requiring action by the Company Board, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company’s rights hereunder, will, to the fullest extent permitted by Law, require the concurrence of a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director).

Section 2.2. Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Top-Up Option, are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Top-Up Option, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement, provided that such recommendation may be withdrawn, modified or amended only in accordance with the provisions of Section 6.2, (iv) resolved to elect, to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to this Agreement, and (v) taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, Parent, Purchaser, and the acquisition of Shares pursuant to the Offer. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in the first sentence of this Section 2.2(a), subject to the Company’s rights to withdraw, modify or amend its recommendation only in accordance with the provisions of Section 6.2. The Company hereby represents and warrants that, as of the date hereof, it has been advised that each of its directors and named executive officers of the Company and each of its Subsidiaries intends to tender pursuant to the Offer any and all Shares they own beneficially or of record.

(b) The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Offer Documents (and in any event within ten (10) Business Days thereafter), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing, subject to Section 6.2, the recommendations referred to in Section 4.3(b), and shall mail the Schedule 14D-9 to the holders of the Company Common Stock. Parent and Purchaser shall promptly furnish to the Company all information concerning Parent and Purchaser required by the Exchange Act to be set forth in the Schedule 14D-9 or reasonably requested by the Company for inclusion therein. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities Laws. The Company shall provide Parent and its counsel copies of any written comments and shall inform Parent and its counsel of any oral comments or discussions that the Company or its counsel may receive from or engage in with the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or the commencement or occurrence of any such discussions. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. Subject to Section 6.2, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board contained in the Schedule 14D-9.

(c) In connection with the Offer, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Company Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request of the Company, return to the Company or destroy all copies of such information then in their possession or control.

Section 2.3. Top-Up Option.

(a) Subject to Sections 2.3(b) and 2.3(c), the Company grants to Purchaser an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions hereof, to purchase from the Company that number of shares of the Company Common Stock equal to the number of shares of Company Common Stock that, when added to the number of shares of the Company Common Stock owned by Parent, Purchaser or their respective Affiliates at the time of exercise of the Top-Up Option, constitutes at least one share of the Company Common Stock more than ninety percent (90%) of the shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of the Company Common Stock to be issued upon exercise of the Top-Up Option (such shares of the Company Common Stock to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b) Subject to satisfaction of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date), if there shall not have been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common

Stock owned by Parent, Purchaser or their respective Affiliates, would represent at least 90% of the shares of the Company Common Stock outstanding (treating shares owned by the Company as treasury stock as not outstanding) at the Acceptance Time (the “Short-Form Threshold”), then Purchaser shall exercise the Top-Up for such number of Top-Up Shares as is necessary for Purchaser to reach the Short-Form Threshold; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) if any Law or Judgment then in effect shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares and (ii) unless Parent or Purchaser has accepted for payment all shares of the Company Common Stock validly tendered in the Offer and not withdrawn. The closing of the purchase of the Top-Up Shares shall take place at the location of the Closing specified in Section 2.5, and shall take place simultaneously with, or as soon as reasonably practicable after, the Acceptance Time. The Top-Up Option shall terminate upon the earlier to occur of (x) the Effective Time and (y) valid termination of this Agreement in accordance with Article VIII. The aggregate purchase price payable for the Top-Up Shares being purchased by Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Purchaser, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall be fully secured by the Top-Up Shares (to the extent not prohibited by applicable Law), shall be full recourse against Parent and Purchaser, shall bear interest at the rate of three percent (3%) per annum, shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may be exercised only once and shall not be assigned by Purchaser other than to Parent or a wholly owned Subsidiary of Parent, including by operation of Law or otherwise, without the prior written consent of the Company. Any attempted assignment in violation of this Section 2.3(b) shall be null and void. The Company Board has determined that such consideration for the Top-Up Shares is adequate in accordance with the DGCL and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 2.3(b) the Top-Up Shares will be validly issued, fully paid and nonassesable.

(c) In the event that Purchaser shall exercise the Top-Up Option, Purchaser shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Purchaser intends to purchase pursuant to the Top-Up Option, and (ii) the manner in which Purchaser intends to pay the applicable purchase price. The Top-Up Notice shall also include an undertaking signed by Parent and Purchaser that, promptly following such exercise of the Top-Up Option, Purchaser shall consummate the Merger in accordance with Section 253 of the DGCL. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares, Parent and Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Purchaser the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.4, and if not so consummated on such day, as promptly thereafter as possible. The parties hereto further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL, subject to applicable Law, as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares. Parent, Purchaser and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.

(d) Parent and Purchaser understand that the Top-Up Shares will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Purchaser represents and warrants to the Company that Purchaser is, and will be upon any exercise of the Top-Up Option, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Parent and Purchaser represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.

(e) Notwithstanding anything to the contrary contained herein, each of Parent, Purchaser and the Company agrees and acknowledges that, in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered by Purchaser to the Company in payment for the Top-Up Shares should be considered in connection with the determination of the fair market value of the shares of Company Common Stock held by dissenting stockholders in accordance with Section 262 of the DGCL.

Section 2.4. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Purchaser shall be merged with and into the Company in accordance with the provisions of the DGCL, and the separate existence of Purchaser shall cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Purchaser shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Purchaser in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Purchaser. Notwithstanding anything herein to the contrary, in the event that Parent, Purchaser and any other Subsidiary or Affiliate of Parent shall collectively own at least one share of Company Common Stock more than ninety percent (90%) of the outstanding shares of Company Common Stock, following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of shares of the Company Common Stock, in accordance with Section 253 of the DGCL as promptly as practicable

Section 2.5. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on a date designated by the Company which is reasonably satisfactory to Parent, which shall be as soon as practicable, but not later than two (2) Business Days, after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date), or at such other place, time and date as the parties hereto shall agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.6. Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable during the Closing, Purchaser and the Company shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger, with the Secretary of State as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 2.7. Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the Company Certificate and Company By-Laws, by virtue of the Merger, shall be amended in their entirety to read as set forth in Exhibit A and Exhibit B hereto, respectively, and as so amended, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until thereafter duly amended as provided therein or by applicable Law (subject to Section 6.7(b) hereof).

Section 2.8. Directors and Officers of the Surviving Corporation. The directors of Purchaser and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation.

Section 2.9. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Section 2.10. Stockholders’ Meeting.

(a) Subject to the terms and conditions of this Agreement (including the rights of the Company under Sections 6.2(c) and 8.1(c)), if the adoption of this Agreement by the Company’s stockholders is required by Law (including if the conditions to the Top-Up Option are not satisfied or the Top-Up Option is for any reason deemed to be invalid or unenforceable), the Company, acting through the Company Board, shall:

(i) as soon as reasonably practicable following the acceptance for payment by Purchaser of any shares of the Company Common Stock pursuant to the Offer (the “Acceptance Time”), prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating to the Merger and this Agreement and use its commercially reasonable efforts to (x) obtain and furnish the information required to be included by the Exchange Act in the Proxy Statement and, after consultation with Parent, Purchaser and their counsel, to respond promptly to any comments received from the SEC with respect to the preliminary Proxy Statement and cause to be mailed to the Company’s stockholders a definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to dissenters’ rights) and (y) subject to the proviso in Section 2.10(a)(ii), obtain the necessary approval and adoption of this Agreement by its stockholders;

(ii) include in the Proxy Statement the recommendation referred to in Section 4.3(b); provided, however, that such recommendation may be withdrawn, modified or amended, in each case (x) in accordance with the provisions of Section 6.2(c) or (y) other than in connection with an Alternative Proposal, if the Company Board shall have determined in good faith (after consultation with the Company’s outside counsel) that the failure to do so could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law; and

(iii) as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of considering and taking action upon this Agreement; provided, however, that the Company shall be permitted to delay or postpone convening the Stockholders’ Meeting if the Company Board shall have determined in good faith (after consultation with the Company’s outside counsel) that the failure to do so could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

(b) Parent and Purchaser shall in the case of a Stockholders’ Meeting, cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent, Purchaser or any of their affiliates to be voted in favor of the adoption of this Agreement.

(c) The Company, Parent and Purchaser shall cooperate with each other in the preparation of any Proxy Statement required hereunder. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as practicable (but in no event later than three (3) Business Days after being asked to comment thereon). The Company shall provide Parent, Purchaser and their counsel, promptly after receipt thereof, with copies of any written comments or other material communications the

Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement, and with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by the Company or its counsel with respect to the Proxy Statement. If at any time prior to the adoption of this Agreement by the Company’s stockholders the Company shall become aware of the occurrence of any event or other circumstance relating to it or any of the Company Subsidiaries as to which an amendment or supplement to the Proxy Statement shall be required, the Company shall promptly prepare and mail to its stockholders such amendment or supplement. The Company shall not mail the Proxy Statement, or any amendment or supplement thereto, without reasonable advance consultation with Parent, Purchaser and their counsel.

(d) The Company agrees that the information relating to the Company and the Company Subsidiaries contained in the Proxy Statement, or in any other document filed in connection with this Agreement or any of the Transactions with any other Governmental Entity (to the extent such information was provided by the Company for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and (if applicable) first mailed or otherwise disseminated to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Parent shall provide the Company with the information concerning Parent, Purchaser and their respective affiliates required to be included in the Proxy Statement. Parent agrees that the information relating to Parent, Purchaser and their respective affiliates contained in the Proxy Statement, or in any other document filed in connection with this Agreement or any of the Transactions with any other Governmental Entity (to the extent such information was provided by Parent or Purchaser for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first mailed or otherwise disseminated to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or any holder of any share of capital stock of the Company, Parent or Purchaser:

(a) Common Stock of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Shares. All Shares that are issued and outstanding immediately prior to the Effective Time and owned by any of Parent, Purchaser and any other Subsidiary of Parent, and all Shares held in the treasury of the Company or owned by any Company Subsidiary, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares.

(i) Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock to be cancelled in accordance with Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive $5.00 in cash, payable to the holder thereof in accordance with this Article III (the “Series A Merger Consideration”), upon surrender and exchange of a Certificate.

(ii) Common Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, payable to the holder thereof in accordance with this Article III (the “Common Share Merger Consideration” ), upon surrender and exchange of a Certificate.

For all purposes of this Agreement, the term “Merger Consideration” means, with respect to the Series A Preferred Stock, the Series A Merger Consideration and, with respect to the shares of Company Common Stock, the Common Share Merger Consideration.

(iii) Cancellation. All such Shares when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing shares of Company Common Stock that immediately prior to the Effective Time represented any such outstanding Share (other than any Dissenting Share) (a “Certificate” ) and each non-certificated share of Company Common Stock represented by book-entry (other than any Dissenting Shares) (a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 3.2.

(d) Certain Adjustments. Without limiting the other provisions of this Agreement, if, at any time during the period between the date of this Agreement and the Effective Time, any change in the number of Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) with a record date during such period, then the applicable Merger Consideration payable under Section 3.1(c) in respect of such Shares shall be equitably adjusted to reflect such change.

Section 3.2. Exchange of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to receive, for the benefit of the Company stockholders, funds representing the aggregate Merger Consideration to which Company stockholders shall become entitled pursuant to Section 3.1(c) and for the purpose of exchanging the Merger Consideration for Certificates or Book Entry Shares. The Paying Agent shall also act as the agent for the Company stockholders for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Certificates or Book Entry Shares, funds sufficient to pay the aggregate Merger Consideration payable upon conversion of Shares pursuant to Section 3.1(c) (such funds being hereinafter referred to as the “Exchange Fund”). For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company shall perfect any right to appraisal of his, her or its Shares. If for any reason (including losses) such funds are inadequate to pay all amounts to which holders of Shares shall be entitled under Section 3.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. Such funds shall not be used for any purpose other than as set forth in this Article III, and shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation solely in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) a combination of any of the foregoing. Parent shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the exchange of shares and the Exchange Fund. Any net profit resulting from, or interest or income produced by, such investments will be payable to Purchaser or Parent, as Parent directs.

(b) Exchange Procedures. Promptly after the Effective Time, but in any event not more than the 5th Business Day after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise deliver to each holder of record of a Certificate or Book Entry Shares representing Shares which were converted pursuant to Section 3.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of such Certificate to the Paying Agent, or receipt by the Paying Agent of an “agent’s message” with respect to Book Entry Shares, which letter shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate or Book Entry Shares in exchange for payment of the total amount of Merger Consideration that such holder is entitled to receive pursuant to this Agreement. Upon surrender of a Certificate or Book Entry Shares to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents reasonably requested by the Paying Agent the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) of this Section 3.2) for each Share formerly represented by such Certificate or Book Entry Shares, and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. If payment of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Book Entry Shares is registered, it shall be a condition of payment of such Merger Consideration that either (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book Entry Share shall be properly transferred, in each case, as determined by the Paying Agent and as set forth in the letter of transmittal and related instructions and (ii) the Person requesting such payment shall have paid to the Paying Agent in advance any Tax required by reason of the payment of such Merger Consideration to a Person other than the registered holder of the Certificate or Book Entry Shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, in cash, the Merger Consideration for each Share formerly represented by such Certificate and Book Entry Share as contemplated by this Section 3.2. No interest will be paid or accrue upon the cash payable upon the surrender of Certificates.

(c) Transfer Books; No Further Ownership Rights in Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. After the Effective Time, the holders of Certificates or Book Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law and, without limitation of the foregoing, subject to the Surviving Corporation’s obligation to pay any and all dividends with a record date prior to the Effective Time which may have been declared by the Company on Shares in accordance with the terms of this Agreement prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent for the payment of Merger Consideration and which have not been disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation, which shall thereafter act as the Paying Agent (subject to abandoned property, escheat or other similar Law), as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificate or Book Entry Shares, as determined pursuant to this Agreement. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book Entry Shares for Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(e) Withholding Taxes. The right of any Person to receive payment or consideration payable upon surrender of a Certificate or Book Entry Shares pursuant to the Offer or the Merger will be subject to any applicable requirements with respect to the withholding of any Tax. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book Entry Shares in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to promptly pay over such withheld amounts to the appropriate Governmental Entity.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the total amount of Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.3. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder’s rights to receive payment of the fair value of such holder’s Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the applicable Merger Consideration. The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Section 262 of the

DGCL, and shall give Parent the opportunity to participate in negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 3.4. Restricted Stock Award. Each holder of a restricted share of Company Common Stock granted under the Company Equity Plan (the “Restricted Shares”) shall have the right to tender such Restricted Share into the Offer. Effective upon Acceptance Time, each Restricted Share (whether tendered into the Offer or not) shall become fully vested, and, to the extent not withheld by the Company to satisfy tax withholding obligations, shall be treated the same as other outstanding shares of Company Common Stock. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.4 under the Company Equity Plan and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Purchaser simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule” ), and except as disclosed in the Company’s SEC Documents, the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1. Corporate Organization.

(a) Each of the Company and the Material Company Subsidiaries is (i) in the case of the Company, a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware or (ii) in the case of each Material Company Subsidiary, a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except for the failure to be so incorporated (or formed, as the case may be), existing and in good standing or to have such power and authority as would not be reasonably expected to have, when aggregated with all such other failures, a Company Material Adverse Effect. Each of the Company and the Material Company Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have, when aggregated with all other such failures, a Company Material Adverse Effect.

(b) The copies of the Company Certificate, as amended (the “Company Certificate”), and Company By-Laws, as amended (the “Company By-Laws”), most recently filed with the Company’s SEC Documents are complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2. Capitalization .

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share, of which 1,200,000 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”). At the close of business on November 30, 2011, (the “Measurement Date” ) (w) 16,185,746 shares of Company Common Stock and 1,200,000 shares of Series A Preferred Stock were issued and outstanding, (x) 1,232,000 shares of Company Common Stock were held in the Company’s treasury, (y) 715,520 Restricted Shares were issued and outstanding and (z) 402,490 shares of Company Common Stock were reserved for issuance under the Company Equity Plan. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights. As of the date of this Agreement, except (A) as provided in this Agreement and (B) for the conversion rights of the Series A Preferred Stock as provided in the Series A Certificate of Designations, there are no outstanding subscriptions, options, warrants, calls, commitments, stock appreciation rights or similar derivative securities, or agreements of any character calling for the purchase or issuance of any security of the Company to which the Company or any Company Subsidiary is a party, including any securities representing the right to purchase or otherwise receive any Shares.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Material Company Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests in, each of the Material Company Subsidiaries, free and clear of any Liens, except for (i) Liens imposed under federal or state securities Laws, or (ii) Liens arising under the Company Credit Agreement (or any replacement thereof). All such shares of capital stock or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights. Neither the Company nor any of the Material Company Subsidiaries has any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of any of the Material Company Subsidiaries, including any securities representing the right to purchase or otherwise receive any shares of capital stock of any of the Material Company Subsidiaries, other than with respect to Liens arising under the Company Credit Agreement (or any replacement thereof). There are no restrictions on the Company with respect to voting the stock of any Material Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity securities of the Company or any of its Subsidiaries. There are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any equity securities of the Company or any of its Subsidiaries.

(c) The Company has sufficient authorized shares of Company Common Stock to issue the Top-Up Shares to Purchaser if only the Minimum Tender Condition of Company Common Stock is validly tendered and Purchaser exercises the Top-Up Option.

Section 4.3. Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it, subject to the Company obtaining, prior to the Effective Time if required by Law, the vote in favor of the adoption of this Agreement by the holders of a majority of the voting power of the issued and outstanding Company Common Stock in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”). The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions to be consummated by it, have been duly authorized and approved by the Company Board and, except for the receipt of the Company Stockholder Approval, if required by Law, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) At a meeting duly called and held, the Company Board adopted resolutions (i) approving, and declaring to be advisable, this Agreement, the Offer, the Top-Up Option, the Merger and the other Transactions to be consummated by the Company, (ii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iii) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholders’ Meeting (it is understood that clause (ii) and (iii) is not intended to, and shall not, affect the Company’s rights under the proviso in Section 2.10(a)(ii) and Section 6.2) and (iv) irrevocably approving for all purposes, to the maximum extent permitted by Law, (1) each of Parent, Purchaser and their respective affiliates and (2) this Agreement, the Offer, the Top-Up Option, the Merger and the other Transactions to exempt such persons, agreements and transactions from, and to elect for the Company, Parent and Purchaser and their respective affiliates not to be subject to any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to the Company, Parent, Purchaser or any of their respective affiliates in connection with this Agreement, the Offer, the Top-Up Option, the Merger and the other Transactions with respect to any of the foregoing.

Section 4.4. Consents and Approvals; No Violations.

(a) Except for (i) the consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, (ii) the Schedule 14D-9, (iii) the filing with the SEC of the Proxy Statement relating to the adoption of this Agreement by the Company’s stockholders, if such adoption is required by Law, (iv) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer, (v) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (vi) the filing of the Certificate of Merger with the Secretary of State, (vii) such filings and approvals as may be required under liquor Laws in the jurisdictions in which the Company and the Company Subsidiaries conduct business and (viii) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act and the applicable requirements of the New York Stock Exchange (all of the foregoing in clauses (v)—(viii), collectively, the “Company Required Governmental Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity, which has not been received or made, is required to be obtained or made by the Company for the consummation by the Company of the Transactions to be consummated by it, other than such consents, approvals, filings, declarations or registrations that, if not obtained or made, would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it, and compliance by the Company with any of the terms and provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company By-Laws or any of the similar organizational documents of any Material Company Subsidiary or (ii) assuming that the

Company Stockholder Approval and the Company Required Governmental Approvals are received or made, as the case may be, prior to the Effective Time, (x) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under any Material Contract, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, or Lien creations as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5. SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act, in each such case from January 4, 2009 through the date of this Agreement (collectively, the “SEC Documents”). As of their respective dates (or if subsequently amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, and (except as may be indicated therein or in the notes thereto or as subsequently amended or superseded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated statements of earnings, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(c) As of January 2, 2011, neither the Company nor any of the Company Subsidiaries had any liabilities or obligations that would have been required by GAAP to be reflected in the consolidated balance sheet of the Company as of such date, except (i) for such liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company as of January 2, 2011 (including the notes thereto) that are included in the SEC Financial Statements or as otherwise disclosed in the SEC Documents and (ii) for such liabilities and obligations as would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act” ) and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 2, 2011, and such assessment concluded that as of January 2, 2011 such controls were effective. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Audit Committee of the Company Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, of which there is Company Knowledge and that involves management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(e) Since January 3, 2010 to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim seeking fines, penalties, damages or judicial or administrative redress regarding questionable accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls.

(f) Since January 3, 2010 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions that have not been resolved with respect to any of their SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and to the Company’s Knowledge, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any SEC Documents (including the financial statements included therein) or registration statements of the Company or any of its Subsidiaries.

(g) To the Company’s Knowledge, since January 3, 2010, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(h) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date that it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement, at the date such materials are first mailed to the Company’s stockholders and, if a Stockholders’ Meeting is required by applicable Law, at the time of such Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser or any of their respective Representatives for inclusion or incorporation by reference therein.

Section 4.6. Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since January 2, 2011, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 2, 2011 to the date of this Agreement, the Company and the Company Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business. Except as set forth in Section 4.6 of the Company Disclosure Schedule, since July 1, 2011, through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 6.1(a), (b), (c), (d), (e)(E), (f), (g), (k), (o) (p) or, solely with respect to the sections previously enumerated, (q) if proposed to be taken after the date hereof.

Section 4.7. Litigation. Except as set forth on Section 4.7 of the Company Disclosure Schedule, as of the date of this Agreement there is no action, suit or proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Company or any Company Subsidiary) before any Governmental Entity that involves an amount in controversy in excess of $100,000.

Section 4.8. Real Property; Personal Property.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property.

(b) Section 4.8(b) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each parcel of Leased Real Property, identifies the street address of such Leased Real Property. The Company has made available to Parent complete and correct copies of all Real Property Leases (including all amendments thereto).

(c) The Company and/or one or more of the Company Subsidiaries as applicable has good fee simple title to all Owned Real Property and, to the Company’s Knowledge, enjoys peaceful and undisturbed possession of all Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(d) Except (i) as set forth on Section 4.8(d) of the Company Disclosure Schedule, (ii) for the Real Property Leases and (iii) for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties or Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Company Subsidiary) any right to the use or occupancy of such Owned Real Property or Leased Real Property or any part thereof (other than temporary rights granted to third parties in the course of performing maintenance and other similar tasks in the ordinary course of business).

(e) Each of the Company and the Company Subsidiaries has good title to, or a valid leasehold interest in, or contractual right to use, or with respect to licensed assets, a valid license to use, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

(f) Except as set forth in Section 4.8(f) of the Company Disclosure Schedule, (i) each Real Property Lease is valid, binding and in full force and effect and there are no material, ongoing disputes with respect to such Real Property Lease; and (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any Real Property Lease, and, to the Company’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto or permit the termination, modification or acceleration of rent under such Real Property Lease.

Section 4.9. Taxes. Except as set forth on Section 4.9 of the Company Disclosure Schedule:

(a) all Tax returns, reports and similar statements required to be filed by or on behalf of the Company or any of the Company Subsidiaries (collectively, the “Returns”) have been timely filed (taking into account any extensions);

(b) as of the times of filing, the Returns were correct in all material respects;

(c) the Company and the Company Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on the Returns that have been filed or that are otherwise due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements;

(d) as of the date of this Agreement, there are no pending claims against the Company or any of the Company Subsidiaries in respect of any Tax; and

(e) none of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

Section 4.10. Compliance with Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is in violation of any Law as in effect as of the date of this Agreement applicable to the Company or any of the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries hold all licenses and permits from applicable Governmental Entities required as of the date of this Agreement for the conduct of their respective businesses as presently conducted.

Section 4.11. Employee Benefits.

(a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, no employees of the Company or any of the Company Subsidiaries are covered by a collective bargaining agreement.

(b) Set forth in Section 4.11(b) of the Company Disclosure Schedule is a complete and correct list as of the date of this Agreement of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock purchase, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material employee benefit plan, agreement, program, policy or arrangement with respect to current or former employees, any of which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries has any liability (contingent or otherwise). All such plans, agreements, programs, policies and arrangements are hereinafter referred to collectively as the “Benefit Plans” and individually as a “Benefit Plan.” For the avoidance of doubt, “Benefit Plans” shall not include any such agreement with respect to any former employee of the Company or its Subsidiaries if, as of the date of this Agreement, the Company or any Company Subsidiary, as applicable, has no further obligations and no liability (contingent or otherwise) under such agreement. There is no other trade or business, whether or not incorporated, that together with the Company would be a “single employer” within the meaning of Section 4001(b) of ERISA or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(c) With respect to each Benefit Plan, the Company has made available to Parent (i) a complete and correct copy of such plan and all of the documents comprising each such plan (including, the most recent summary plan descriptions or other documents provided to employees describing such plans); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Benefit Plans that are currently in effect or for which the Company has any obligation; (iii) the most recent Internal Revenue Service (“IRS”) determination letter, if applicable, and copies of all other rulings, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity that pertain to any Benefit Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports (Form 5500) filed with any Governmental Entity during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Benefit Plans have been made or obligations incurred (including both pension and welfare benefits) by the Company or any Company Subsidiary; and (vi) all currently effective contracts with third-party record keepers, trustees, appraisers, actuaries, accountants, attorneys, investment managers, consultants and other independent contractors that relate to any Benefit Plan. (For all purposes of this Agreement, references to the Company having made a document “available” to Parent shall be deemed to include the Company having made such document publicly available by filing it (or incorporating it by reference) as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2011 or any subsequent SEC Document.)

(d) Each Benefit Plan is being operated and administered in accordance with its terms and the requirements of ERISA and the Code and any other applicable Laws, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter as to its qualification or is a prototype plan that is the subject of a favorable opinion letter from the IRS. Each Benefit Plan that is intended to be qualified within the meaning of the Puerto Rico Internal Revenue Code of 2010 (“PRIRC”) has been updated to comply with the requirements of PRIRC Sections 1081.01 and 1033.09. The Company is currently in the process of obtaining a determination letter from the Puerto Rico Department of the Treasury for such Benefit Plans.

(e) Neither the Company nor any of the Company Subsidiaries makes or is obligated to make contributions, or has any liability (contingent or otherwise) or has made or been obligated to make any contributions within the six (6) year period immediately prior to the Closing Date with respect to (i) any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; (ii) any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended; or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened in writing with respect to any Benefit Plan, other than any such actions, suits or claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) increase any benefits otherwise payable under any Benefit Plan, (ii) result in any acceleration of the time of payment or vesting of any such benefits or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company. Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any contract, arrangement or agreement with any employee, director, or consultant providing for payments that could subject any person to liability for tax under Section 4999 of the Code or cause the Company or any Company Subsidiary to lose a deduction under Section 280G of the Code.

(h) Neither the Company nor any Company Subsidiary, nor any fiduciary of a Benefit Plan has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject the Company to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or a violation of Section 406 of ERISA that would reasonably be expected to result in a Company Material Adverse Effect.

(i) To the extent that any noncompliance, operation or maintenance would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan subject to Section 409A of the Code (i) complies, and at all relevant times after December 31, 2008 has complied, both in form and operation, with the requirements of Sections 409A(a)(2), (3), and (4) and the final regulations issued thereunder; and (ii) between January 1, 2005 and December 31, 2008, was operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance from the Department of the Treasury.

(j) Each compensation and benefit plan maintained or contributed to outside of the United States (each such plan, a “Foreign Plan”) is listed in Section 4.11(i) of the Company Disclosure Schedule except for plans maintained by Governmental Entities. As regards each Foreign Plan except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) such Foreign Plan is in compliance in all material respects with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan, (ii) the Company and each Company Subsidiary has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) such Foreign Plan has been administered in all material respects in accordance with its terms and applicable Law and regulations.

Section 4.12. Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Contract that is of a type described below:

(i) any Contract (x) to which the Company or any of the Company Subsidiaries is a party relating to indebtedness for borrowed money (other than intercompany indebtedness) or capitalized lease (determined in accordance with GAAP) in excess of $100,000 or (y) pursuant to which the Company or any of the Company Subsidiaries is a guarantor of any indebtedness for borrowed money in excess of $100,000;

(ii) any Contract to which the Company or any of the Company Subsidiaries is a party granting a right of first refusal, right of first offer or similar preferential right to purchase or acquire any of the Company’s or any of the Company Subsidiaries’ capital stock or assets;

(iii) any Contract to which the Company or any of the Company Subsidiaries is a party (other than a Contract with respect to any Leased Real Property) limiting, restricting or prohibiting the Company or any of the Company Subsidiaries from operating restaurants anywhere in the United States or elsewhere in the world;

(iv) any Contract to which the Company or any of the Company Subsidiaries is a party with respect to any partnership entity or other joint venture entity in which the Company or any Company Subsidiary has an ownership interest (other than a Contract solely between the Company or a Company Subsidiary, on the one hand, and one or more Company Subsidiaries, on the other hand);

(v) any Contract pursuant to which the Company or any of the Company Subsidiaries has an option or right to purchase the assets or securities of another Person;

(vi) any Contract that obligates the Company or any of the Company Subsidiaries to make any earn-out payments of a material amount based on future performance of an acquired business or assets;

(vii) any Contract to which the Company or any of the Company Subsidiaries is a party which involve payments by or to a third party, including the purchase of inventory not intended for immediate consumption, of more than $100,000 during the fiscal year ending January 2, 2011 or which could reasonably be expected to involve such payments during the fiscal year ending January 1, 2012 or any year thereafter;

(viii) any restaurant lease with continuing obligations, whether or not such restaurant is currently in operation; and

(ix) any Contract which commits the Company or any of the Company Subsidiaries to enter into any of the foregoing.

As used in this Agreement, the term “Material Contracts” means, collectively, the Contracts referred to in clauses (i) through (ix) above, together with each other Contract (including all amendments thereto) that (x) has been filed as a “material contract” by the Company with the SEC as an exhibit to the SEC Documents as of the date of this Agreement pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and (y) remains in effect as of the date of this Agreement.

(b) With respect to each Contract to which the Company or any Company Subsidiary is a party, (i) neither the Company nor any of the Company Subsidiaries has breached, or is in default under, nor has any of them received written notice of breach or default under, such Contract, (ii) to the Company’s Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder (iii) such Contract is valid and binding and in full force and effect, and (iv) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto, except in the case of clauses (i), (ii), (iii) and (iv) for such breaches, defaults or failures to be in full force and effect that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of all Material Contracts (including all amendments thereto).

Section 4.13. Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all federal, state or foreign trademark and service mark registrations and pending applications, copyright registrations and pending applications and Internet domain name registrations owned by the Company or any of the Company Subsidiaries. To the Company’s Knowledge, the Company and/or one or more of the Company Subsidiaries as applicable are the sole and exclusive owners of all such registrations and applications but solely with respect to the territories identified on Section 4.13(a) of the Company Disclosure Schedule. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, to the Company’s Knowledge, as of the date of this Agreement, there is nothing to prevent or prohibit the company or any of the Company Subsidiaries from validly obtaining trademark registrations for or using any trademarks currently being used by the Company or the Company Subsidiaries as of the date of this Agreement in any country, territory, or jurisdiction in the world in which the Company or the Company Subsidiaries currently conduct business.

(b) Each of the Company and the Company Subsidiaries owns all right, title and interest in and to, or otherwise possesses adequate licenses or other rights to use, all Intellectual Property necessary to conduct its business as conducted on the date of this Agreement, except where the failure to own or possess such rights would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, (i) neither the Company nor any of the

Company Subsidiaries is infringing, misappropriating or otherwise violating any other Person’s Intellectual Property rights and no Person is infringing, misappropriating or otherwise violating any Intellectual Property right of the Company or any of the Company Subsidiaries and (ii) neither the Company nor any of the Company Subsidiaries is in breach of, or in default under, any provision of any Contract pursuant to which the Company or any of the Company Subsidiaries has obtained the right to use the Intellectual Property of any other Person.

(c) As of the date of the Agreement, all material domain names listed on Section 4.13(a) of the Company Disclosure Schedule are currently registered and in good standing, and the Company or a Company Subsidiary, as the case may be, is shown on the records of the registrar thereof as the sole owner thereof. Since January 3, 2010 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice or other written communication stating that any Person is challenging its right to use any such material domain name.

Section 4.14. Environmental Matters.

(a) Except as could not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and each Company Subsidiary is, and at all times has been, in full compliance with applicable Environmental Laws; and (ii) The Company and the Company Subsidiaries have not received any communication of any actual or potential violation of Environmental Law or of any actual or threatened obligation or liability under Environmental Law.

(b) Except as could not reasonably be expected to result in a Company Material Adverse Effect: (i) The Company and each Company Subsidiary have all Governmental Authorizations required under Environmental Law and such Governmental Authorizations are valid and in full force and effect; (ii) No proceeding is pending or to Company’s Knowledge, threatened to revoke or modify such Governmental Authorizations.

(c) Except as could not reasonably be expected to result in a Company Material Adverse Effect, there are no legal, administrative, arbitral or other proceedings, claims, investigations, or actions arising under any applicable Environmental Law or related to Hazardous Materials (each, an “Environmental Claim”) that as of the date of this Agreement are pending before any Governmental Entity or threatened in writing, relating to the Company or any Company Subsidiary or relating to the Owned Real Property, Leased Real Property or any property formerly owned, operated or leased.

(d) Except as could not reasonably be expected to result in a Company Material Adverse Effect, no Hazardous Materials are present on, at, under or about the Owned Real Property or Leased Real Property in violation of any applicable Environmental Laws and there has been no Release or threatened Release of any Hazardous Materials in violation of any applicable Environmental Law at, to or from the Owned Real Property, the Leased Real Property or any facility currently or formerly owned or operated by the Company or any Company Subsidiary, or at, to or from any other location where any Hazardous Materials were disposed of, transported to or transferred to by the Company or any Company Subsidiary.

(e) The Company has made available to Purchaser true and complete copies of any material and non-privileged reports, studies, analyses, tests, or monitoring results in its possession pertaining to Hazardous Materials relating to the operations of the Company or any Company Subsidiary, or concerning the Company’s or any Company Subsidiary’s compliance, with Environmental Laws and true and complete copies of material Governmental Authorizations held under Environmental Laws by the Company or any Company Subsidiary or any material reports required to be made or data required to be maintained under such Governmental Authorizations.

(f) To the Company’s Knowledge, there is no reasonable basis for any Environmental Claim to be asserted against the Company or any Company Subsidiary that would impose any liability or obligation that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The representations and warranties contained in this Section 4.14 constitute the sole and exclusive representations and warranties of the Company regarding compliance with or liability under Environmental Laws.

Section 4.15. Insurance. Section 4.15 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies maintained by the Company and each Company Subsidiary for the last 3 years. The Company and each of the Company Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and the Company Subsidiaries operate. As of the date hereof, none of the limits for any such policy have been exhausted or materially reduced.

Section 4.16. Affiliate Transactions; Off Balance Sheet. As of the date of this Agreement, there are no agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company (other than the Company Subsidiaries) or, to the Company’s Knowledge, any stockholder of the Company who to the Company’s Knowledge owns more than 10% of the outstanding shares of Company Common Stock, on the other hand, that have not been disclosed in the SEC Documents and are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. There are no balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company’s SEC Documents.

Section 4.17. Anti-Takeover. Subject to the accuracy of Parent’s representation and warranty in Section 5.7 of this Agreement, prior to the execution of this Agreement, the Company Board has taken all necessary action to cause the execution of this Agreement, the Support Agreement, and the transactions contemplated hereby and thereby to be exempt from or not subject to the restrictions of Section 203 of the DGCL and any other takeover statute or state Law which purports to limit or restrict business combinations. Subject to the accuracy of Parent’s representation and warranty in Section 5.7 of this Agreement, to the Company’s Knowledge, and after giving effect to the actions of the Company Board described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws applies or purports to apply to the Merger, this Agreement, the Support

Agreement, or any of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Company Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.18. Opinions of Financial Advisors. The Company Board has received the opinion of each of Jefferies & Company, Inc. (“Jefferies”) and KeyBanc Capital Markets, Inc. (“KeyBanc”), the Company’s financial advisors, to the effect that, as of the date of this Agreement, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Purchaser and their respective Affiliates) in the Offer and the Merger Consideration is fair, from a financial point of view, to such holders.

Section 4.19. Broker’s Fees. Except for Jefferies and KeyBanc and the fees and expenses payable to them, neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors on behalf of the Company or any of the Company Subsidiaries has employed any financial advisor, broker or finder in a manner that would result in any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 4.20. Labor Relations and Employment-Related Laws and Obligations.

(a) The Company has taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law (collectively, the “WARN Act”) through the Closing Date, to the extent it is subject to the WARN Act.

(b) Except as set forth in Section 4.20 of the Company Disclosure Schedule, (i) neither the Company nor any Affiliate of the Company is a party to any collective bargaining agreement or similar agreement that affects any employee in any respect; (ii) there are no pending or threatened unfair labor practice proceedings, complaints, or charges against the Company or any Affiliate of the Company under the Occupational Health and Safety Act, as amended, or any successor statute or similar state Law, and any regulations promulgated thereunder, or any other state or federal Law or regulation governing employment practices and work environment for employees, before the National Labor Relations Board, the Occupational Safety and Health Administration, or other Governmental Entity, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or otherwise is pending against any of them in respect of any employee that would reasonably be expected to have a Company Material Adverse Effect; (iii) there has not been pending or existing during the three-year period preceding the Effective Time any strike, secondary boycott, labor dispute, slowdown, lockout, work stoppage or similar labor-related action involving the Company or any Affiliate of the Company; (iv) no application or petition for an election of any kind, including, but not limited to, by card check or neutrality agreement, or certification of a collective bargaining agreement agent relating to the Company is pending as of the date hereof; (v) there has been no threatened lawsuit or charge of discrimination filed or pending investigation against the Company or any Affiliate of the Company with the Equal Employment Opportunity Commission or similar Governmental Entity, including, but not limited to, similar state or local agencies, during the last three years in respect of any current or former employee; and (vi) no executive employed by the Company or any Affiliate of the Company as of the Effective Time has given the Company or such Affiliate of the Company notice (whether oral or written) of any intent to terminate his or her employment. The Company and each of its Affiliates has complied in all material respects with all federal, state, and local laws, regulations, ordinances, common laws, orders, judgments, decrees, or findings of any arbitrator, court or governmental entity, relating or touching upon the Company’s employment relationship with its employees, including, but not limited to, any provisions thereof relating to wages, hours, equal employment opportunity, whistleblowing, wrongful discharge, torts (including, but not limited to, invasion of privacy, infliction of emotional distress, defamation and slander), workers’ compensation or non-subscriber occupational injuries, leave and accommodation issues, collective bargaining and the payment of social security and other Taxes, and is not liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 4.20 of the Company Disclosure Schedule, the Company warrants that it is in material compliance with the Fair Labor Standards Act, including, but not limited to, its requirements concerning tip-credits and tip-pooling. In addition, except as set forth in Section 4.20 of the Company Disclosure Schedule, there is no dispute, claim, investigation, audit, or proceeding pending with or, to the Knowledge of the Company, threatened by the United States Department of Labor or any similar Governmental Entity, including, but not limited to, similar state or local agencies concerning the Company’s wage and hour practices. To the extent the Company is operating in (i) California or (ii) any other jurisdiction that contains laws, statutes, or ordinances concerning the Company’s wage and hour practices, including, without limitation, any requirements concerning tipped employees, tip-credits and tip-pooling, more restrictive than the Fair Labor Standards Act, this representation expressly includes the Company’s compliance with such laws, statutes, or ordinances. The Company further represents that it is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, and regulations regarding the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto).

Section 4.21. Permits. As of the date hereof, each of the Company and its Subsidiaries holds and is in compliance with all certificates, licenses, permits, authorizations and approvals (“Permits”) required under applicable Law for the conduct of its business as presently conducted, and during the one-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any proceedings relating to the revocation or modification of any such Permits, except for such instances of noncompliance, failure to hold, revocation or modification that individually or in the aggregate would not have a Company Material Adverse Effect. Section 4.21 of the Company Disclosure Schedule contains a list of the Company’s and its Subsidiaries’ liquor licenses as of the date hereof.

Section 4.22. Suppliers. Section 4.22 of the Company Disclosure Schedule sets forth the five (5) largest suppliers of the Company for the twelve (12) month period ending on the last calendar month end preceding the date hereof (the “Material Suppliers”). To the Company’s Knowledge, the relationships of the Company and its Subsidiaries with such Material Suppliers are good commercial working relationships and, except as set forth on Section 4.22 of the Company Disclosure Schedule, as of the date hereof, no Material Supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries or has during the last twelve (12) months, decreased materially, or threatened in writing to decrease materially or limit materially, the amount of business that any such Material Supplier presently engages in or presently conducts with the Company and its Subsidiaries in the ordinary course.

Section 4.23. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV (WHICH INCLUDES THE COMPANY DISCLOSURE SCHEDULE), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to the Company simultaneously with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 5.1. Corporate Organization. Each of Parent, Purchaser and FEI is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and CJAC is a limited liability company duly formed validly existing and in good standing under the Laws of the State of Nevada and each of Parent, Purchaser, CJAC and FEI has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent, Purchaser, CJAC and FEI is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have, when aggregated with all other such failures, a material adverse effect on Parent’s, Purchaser’s, CJAC’s or FEI’s ability to perform its obligations under this Agreement or prevent or delay the consummation of the Transactions (a “Parent Material Adverse Effect”).

Section 5.2. Authority. Each of Parent, Purchaser, CJAC and FEI has all necessary corporate or limited liability company power, as applicable, power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Parent, Purchaser, CJAC and FEI of this Agreement, and the consummation by each of Parent, Purchaser, CJAC and FEI of the Transactions to be consummated by it, have been duly authorized and approved by Parent, Purchaser, CJAC and FEI, and no other action on the part of Parent, Purchaser, CJAC and FEI or their respective stockholders or members is necessary to authorize the execution and delivery by Parent, Purchaser, CJAC and FEI of this Agreement and the consummation by each of Parent, Purchaser, CJAC and FEI of the Transactions to be consummated by it, except for the adoption of this Agreement by Parent as the sole stockholder of Purchaser, if required. This Agreement has been duly executed and delivered by Parent, Purchaser, CJAC and FEI and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent, Purchaser, CJAC and FEI, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 5.3. Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State, (ii) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act (all of the foregoing collectively, the “Parent Required Governmental Approvals”) and (iii) the filing with the SEC of (x) the Offer Documents and (y) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, no consent or approval of, or filing, declaration or registration with, any Governmental Entity which has not been received or made is required to be obtained by or made by Parent, Purchaser, CJAC, FEI or any other Affiliate of Parent for the consummation by each of Parent, Purchaser, CJAC and FEI of the Transactions to be consummated by it, other than such consents, approvals, filings, declarations or registrations that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution and delivery by Parent, Purchaser, CJAC and FEI of this Agreement and the consummation by each of Parent, Purchaser, CJAC and FEI of the Transactions to be consummated by it, and compliance by Parent, Purchaser, CJAC and FEI with any of the terms and provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents with different names) of Parent, Purchaser or FEI (iii) limited liability company operating agreement of CJAC or (iii) assuming that the Parent Required Governmental Approvals are received or made, as the case may be, prior to the Effective Time, (x) violate any Law applicable to Parent, Purchaser, CJAC or FEI or any of their respective properties or assets or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Purchaser, CJAC or FEI under any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument to which Parent, Purchaser, CJAC or FEI is a party, or by which either of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4. Ownership.

(a) Each of Parent, Purchaser and HoldCo was formed solely for the purpose of engaging in the Offer, the Merger and the other Transactions and has not engaged in any business activities or conducted any operations, in each case since the date of its incorporation, other than in connection with the Offer, the Merger and the other Transactions.

(b) The authorized capital stock of Purchaser consists of 10,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are owned beneficially and of record by Parent.

(c) The authorized capital stock of Parent consists of 10,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are owned beneficially and of record by FMH.

(d) All of the membership interests of CJAC are owned beneficially and of record by Parent.

(e) The authorized capital stock of HoldCo consists of 10,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are owned beneficially and of record by FEI.

(f) The authorized capital stock of FEI consists of 2,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are owned beneficially and of record by Tilman J. Fertitta.

(g) Each of Holdings and Landry’s Inc. are indirect wholly owned subsidiaries of FEI.

Section 5.5. Sufficient Funds. Parent will have and Parent will make available to Purchaser at the Effective Time, sufficient funds to consummate the Transactions (including sufficient funds necessary to acquire all shares of the Company Common Stock pursuant to the Offer, the Top-Up Option and the Merger, as the case may be, to perform Parent’s and Purchaser’s other obligations under this Agreement, to repay all of the Company’s outstanding indebtedness and to pay all fees, expenses and other amounts related to the Transactions payable by either of them). Prior to the date of this Agreement, Parent has delivered to the Company complete, correct and executed copies of all financing agreements and/or commitment letters (the “Financing Commitments”) with respect to the financing of the Transactions (the “Financing”), including all exhibits, schedules or amendments thereto. As of the date hereof, the Financing Commitments have not been amended or modified in any respect, no such amendment or modification is contemplated and the commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. The Financing Commitments are in full force and effect, are legal, valid and binding obligations of Parent and, to Parent’s Knowledge, the other parties thereto, and there are no conditions precedent or other contingences related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Purchaser under the Financing Commitments. The aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and Purchaser to consummate the Transactions (including sufficient funds necessary to acquire all shares of the Company Common Stock pursuant to the Offer, the Top-Up Option and the Merger, as the case may be, to pay all amounts due under the Company Credit Agreement, to perform Parent’s and Purchaser’s other obligations under this Agreement, and to pay all fees, expenses and other amounts related to the Transactions or the Financing payable by either of them). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent or Purchaser on the terms therein, and Parent and Purchaser have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the Transactions or that the Financing will not be available to Purchaser on the Closing Date. Parent and Purchaser have obtained the consent of the lenders under the Financing Commitments to publicly file the Financing Commitments with the SEC if requested by the SEC or required by Law. Parent and Purchaser shall, and shall cause CJAC to, comply with and accept any “flex” terms contained in any of the Financing Commitments as may be necessary to complete the Financing.

Section 5.6. Solvency. Neither Parent nor Purchaser is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. As of the Effective Time, giving effect to all of the Transactions (including the Financing (and any other repayment or refinancing of debt that may be contemplated in the Financing Commitments), the acquisition of all shares of the Company Common Stock pursuant to the Offer and the Merger, as the case may be, and payment of all fees, expenses and other amounts related to the Transactions or the Financing), and immediately after the consummation of the Transactions, each of Parent and the Surviving Corporation (i) will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts and other liabilities (including a reasonable estimate of the amount of all contingent liabilities) as they become due; and (ii) shall not have unreasonably small capital to carry on the businesses in which is it engaged or proposed to be engaged. For all purposes of this Agreement, clauses (i) and (ii) shall mean that each of Parent and the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.7. Ownership of Shares. Each of Parent, Purchaser and the other Affiliates of Parent is not, nor at any time during the last three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. Other than as set forth on Section 5.7 of the Purchaser Disclosure Schedule none of Parent, Purchaser and the other Affiliates of Parent beneficially owns any Shares.

Section 5.8. Other Agreements. Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent, Purchaser nor any other Affiliate of Parent has entered (or committed to enter) into any agreement or arrangement with (i) any officer or director of the Company in connection with any of the Transactions or otherwise or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the applicable Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve and adopt this Agreement or agrees to vote against (or refrain from voting in favor of) any Superior Proposal. Parent has, prior to the date of this Agreement, delivered or made available to the Company a complete and correct copy (or, in the case of any oral agreement or arrangement, a written summary) of any agreement or arrangement required to be disclosed by Parent to the Company pursuant to the preceding sentence.

Section 5.9. Litigation. Except (i) as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) for any litigation (or threatened litigation) concerning this Agreement, any of the Transactions, or any agreement or arrangement referred to in Section 5.8, there is no action, suit or proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent or Purchaser or any of their respective Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Parent or Purchaser or any of their respective Subsidiaries) before any Governmental Entity.

Section 5.10. Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference therein.

Section 5.11. Acknowledgment of Parent and Purchaser. Except for the representations and warranties set forth in Article IV, Parent and Purchaser hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Purchaser or any of their respective Affiliates or Representatives or any other Person, and (b) neither the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Purchaser or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Purchaser or any of their respective Affiliates or Representatives or any other Person, or the use by Parent, Purchaser or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Purchaser or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

Section 5.12. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates and Representatives, Parent and Purchaser and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Purchaser hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Purchaser are familiar, (b) that Parent and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives with respect thereto. Accordingly, Parent and Purchaser hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 5.13. Broker’s Fees. Neither Parent nor Purchaser nor any of their Affiliates, nor any of their respective officers or directors on behalf of Parent or Purchaser or any of their Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 5.14. CJAC Financial Condition.

(a) The consolidated financial statements of CJAC and its Subsidiaries set forth in Section 5.14(a) of the Purchaser Disclosure Schedule (the “CJAC Financial Statements”) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto), applied on a consistent basis during the periods involved, and (except as may be indicated therein or in the notes thereto) fairly present in all material respects the consolidated financial position of CJAC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated statements of earnings, stockholders’ equity and cash flows for the respective periods then ended.

(b) Neither CJAC nor any of its Subsidiaries have any liabilities or obligations that would be required by GAAP to be reflected in a consolidated balance sheet of CJAC prepared in accordance with GAAP, except for such liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Parent as of September 30, 2011 (including the notes thereto) that are included in the Parent Financial Statements and liabilities and obligations since such date incurred in the ordinary course of businesses consistent with past practices or under this Agreement or the Financing Commitments. Other that the Holdings Note, none of Parent, Purchaser, CJAC or their respective direct or indirect Subsidiaries have incurred or guaranteed any indebtedness for borrowed money or capitalized leases.

(c) Section 5.14(c) of the Purchaser Disclosure Schedule sets forth the CJAC EBITDA amounts used in calculating compliance with the Closing Leverage Condition (as defined in the Financing Commitments) for each of the fiscal quarters ended December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011.

(d) Since September 30, 2011, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a CJAC Material Adverse Effect. From September 30, 2011 to the date of this Agreement, CJAC and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business

(e) CJAC has made available to the Company a complete and correct copy of the Holdings Note (including all amendments thereto or waivers thereunder).

ARTICLE VI

COVENANTS

Section 6.1. Conduct of Businesses Prior to the Effective Time. Except as (x) set forth in Section 6.1 of the Company Disclosure Schedule, (y) expressly contemplated, required or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization consistent with the Company’s past practices and policies, insurance coverage, advantageous business relationships, material Governmental

Authorizations and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) not take any action which would materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals required by the Transactions, performing its covenants or agreements hereunder, or otherwise materially delay or prohibit the Transactions; and (iv) use its commercially reasonable efforts to procure estoppel certificates and/or consents, in a form reasonably satisfactory to Parent and Purchaser, from landlords of restaurants set forth on Section 6.1 of the Company Disclosure Schedule (the “Lease Consents”) prior to the Effective Time; provided, that the Company shall be permitted to close or relocate the restaurants set forth on Section 6.1 of the Company Disclosure Schedule. Without limiting the generality of the foregoing, and except as (x) set forth in Section 6.1 of the Company Disclosure Schedule as of the date of this Agreement, (y) expressly contemplated, required or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.1):

(a)(i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, (x) any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than with respect to any such shares of capital stock or other securities of the Company Subsidiaries (A) in connection with Liens arising under the Company Credit Agreement (or any replacement thereof), (B) pursuant to the conversion of outstanding shares of Series A Preferred Stock into Company Common Stock as provided in the Series A Certificate of Designations and (C) issuances of shares of capital stock or other securities of the Company Subsidiaries to the Company or another wholly owned Company Subsidiary, or (y) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock, other than (A) purchases or other acquisitions (including holdbacks for tax withholding) pursuant to the terms of Benefit Plans in effect on the date of this Agreement, (B) pursuant to agreements in force at the date of this Agreement or renewals of any such agreement and (C) redemption or repurchase of outstanding shares of Series A Preferred Stock or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any Shares, or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any Company Subsidiary to any wholly-owned Company Subsidiary or to the Company;

(b) incur, create or modify any indebtedness for borrowed money or guarantee any such indebtedness, enter into any capitalized lease or make any loans or advances to any Person (other than the Company or a wholly-owned Company Subsidiary), except in any such case (i) trade payables incurred in the ordinary course of business consistent with past practices, (ii) to the extent contemplated by the Company’s capital expenditure budget set forth on Section 6.1(b) of the Company Disclosure Schedule, (iii) pursuant to agreements in force at the date of this Agreement which have previously been disclosed in writing to Purchaser (which for the avoidance of doubt includes listing on the Company Disclosure Schedule), (iv) indebtedness and guarantees in connection with agreements with respect to new restaurants or renovations approved by Parent in accordance with another provision of this Section 6.1, (v) borrowings under the revolving credit facility of the Company Credit Agreement; provided, however, that such borrowings shall only be permitted if the Company does not have sufficient cash on hand to make the payment contemplated to be made using such drawing (excluding restricted cash (including, without limitation, cash held at non-U.S. Company Subsidiaries and cash in an account subject to any account control agreement) or cash held at restaurants in the ordinary course of business) or (vi) indebtedness of up to $6,000,000 to finance the redemption or repurchase of outstanding shares of Series A Preferred Stock;

(c)(i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a net book value in excess of $50,000 individually or $200,000 in the aggregate to any Person or (ii) release or assign any indebtedness owed to the Company or any Company Subsidiary by any Person (other than the Company or a wholly-owned Company Subsidiary), except in any such case (x) in the ordinary course of business consistent with past practice or (y) pursuant to agreements in force at the date of this Agreement which have previously been disclosed in writing to Purchaser (which for the avoidance of doubt includes listing on the Company Disclosure Schedule);

(d) make any investment, whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets in any Person (other than a wholly-owned Company Subsidiary);

(e)(A) increase in any respect the rate or terms of compensation payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or salaried employees, or, except in the ordinary course of business, consistent with past practices, to any other employee or grant or increase the rate or terms of any bonus, pension, salary, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees; provided that with respect to a waiver request relating to (A) Parent will be deemed to have consented to such action if it does not object to the taking of such action within five Business Days following the written request to take such action; (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, salaried employee or consultant, (C) establish, adopt, enter into or amend or modify any Benefit Plan, policy or arrangement, (D) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, salaried employee or consultant or, to the Company’s Knowledge, extraordinary increases in wages or benefits for any hourly employee), (E) execute or amend any consulting or indemnification agreement between the Company or any Company Subsidiary and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any Company Subsidiary, or (F) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of (A) through (F), (1) pursuant to and in accordance with the terms of any plan, contract, agreement or other legal obligation of the Company or any Company Subsidiary existing at the date of this Agreement, (2) in the case of severance or termination payments, pursuant to the severance policy or plans of the Company or Company Subsidiary existing at the date of this Agreement (copies of which have been furnished to Parent), and (3) as required by applicable Law;

(f) merge, consolidate or combine with any Person or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any Person or dissolution or complete or partial liquidation other than the merger, consolidation, combination, dissolution or liquidation of inactive Subsidiaries in the ordinary course of business;

(g)(A) change any of its methods or principles of accounting in effect as of the date hereof, except to the extent required to comply with GAAP as advised by the Company’s independent accountants, (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (D) change any of its material methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2010, (E) request any Tax rulings, (F) authorize any Tax indemnities (other than Tax indemnity provisions included in customary commercial arrangements that do not primarily involve Tax matters, such as leases), (G) make any material Tax election except elections which are consistent with past practices; (H) enter into or amend any material agreement or settlement with any Governmental Entity respecting Taxes or (I) amend or revoke any previously filed Tax return except, in each case, as may be required by Law;

(h) transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property of the Company or any of the Company Subsidiaries necessary to carry on the Company’s and the Company Subsidiaries’ business other than licenses to the Company Subsidiaries; provided, that with respect to a waiver request pursuant to this Section 6.1(h), Parent will be deemed to have consented to such action if it does not object to the taking of such action within three Business Days following the written request to take such action;

(i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) substantially in advance of any stated due date other than (i) pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof (ii) claims liabilities or obligations arising out of, related to or in connection with litigation (other than litigation concerning this Agreement or any of the Transactions) not in excess of $100,000 individually or $300,000 in the aggregate or (iii) the settlement of litigation concerning this Agreement or any of the Transactions that do not involve any monetary payment (other than as may be permitted by clause (ii) above) or other ongoing obligation of the Company and that would otherwise not materially impact the operation of the business of the Company and its Subsidiaries;

(j) enter into any “non-compete” or similar agreement that would restrict the businesses of the Surviving Corporation or any of the Company Subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates or take any action that may impose new or additional regulatory requirements on any Affiliate of Parent;

(k) fail to use commercially reasonable efforts to maintain the Company’s current insurance policies or obtain other substantially comparable insurance in the event such current policies are cancelled or otherwise lapse or are terminated;

(l) materially increase or decrease the average restaurant, corporate or warehouse facility inventory of the Company or any Company Subsidiary other than in the ordinary course of business or otherwise due to seasonality;

(m) issue any coupons or complimentary rights for dining or sell any coupons or gift certificates for retail, other than such amounts as are in the ordinary course of business consistent with past practice;

(n) except to effectuate matters permitted in accordance with another provision of this Section 6.1, (A) enter into, renew, modify, amend (other than renewals, modifications or amendments of any Material Contract that can be terminated on not more than 30 days notice without any penalty or material obligation on the Company or its Subsidiaries and provided that the Company provides Parent reasonable prior written notice of such renewal, modification or amendment) or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in each case in the ordinary course of business, or (B) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (e) above; provided, that with respect to a waiver request relating to (A) Parent will be deemed to have consented to such action if it does not object to the taking of such action within three Business Days following the written request to take such action;

(o) amend or propose any amendment to the Company Certificate or Company By-Laws;

(p) to the Company’s Knowledge, permit any employee or other Person to remove any Assets of the Company or its Subsidiaries from the corporate office, warehouses, restaurants of the Company or any of its Subsidiaries’ facilities other than in connection with the performance of employment responsibilities in the ordinary course of business, consistent with past practices; or

(q) make any commitment to take any of the actions prohibited by this Section 6.1.

Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations. Notwithstanding anything herein to the contrary, the Company shall be permitted to take all actions necessary or advisable to effect the redemption of the Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designations.

Section 6.2. No Solicitation.

(a) During the period beginning on the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company agrees that (i) the Company and the Company Subsidiaries shall not, and neither the Company nor any of the Company Subsidiaries shall authorize any of their respective Representatives to, initiate, solicit or knowingly facilitate (including by way of furnishing non-public information) the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal from any Person or group of Persons or engage in any substantive discussions or negotiations concerning, or provide any non-public information with respect to, an Alternative Proposal and (ii) the Company and the Company Subsidiaries shall cease, and instruct their respective Representatives to cease, any existing solicitation, substantive discussions or negotiations by or on behalf of the Company with any Person(s) conducted theretofore with respect to any Alternative Proposal and shall request each person that has received any confidential information relating to the Company in connection with the Company’s March 2011 solicitation of acquisition proposals to return or destroy all such confidential information.

(b) Notwithstanding any provision of this Agreement to the contrary, the Company (directly or through its Representatives) may:

(i) until the earlier to occur of the Acceptance Time and the receipt of the Company Stockholder Approvals, engage in substantive discussions or negotiations with a Person or group of Persons that makes a bona fide Alternative Proposal and may furnish to such Person(s) and its/their Representatives information concerning, and may afford such Person(s) and its/their Representatives access to, the Company and the Company Subsidiaries and their businesses, properties, assets, books and records, if (x) the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside counsel), such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 6.2 or to ask such Person(s) to clarify the terms and conditions of such Alternative Proposal) or negotiations with, such Person(s), (A) the Company receives from such Person(s) an executed Acceptable Confidentiality Agreement and (B) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person(s);

(ii) comply with Rules 14e-2 and 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a tender or exchange offer;

(iii) make “stop-look-and-listen” communications with respect to an Alternative Proposal of the nature contemplated by Rule 14d-9 under the Exchange Act; and

(iv) make any other disclosure to the Company’s stockholders, and take any other action, if the Company Board determines in good faith (after consultation with the Company’s outside counsel) that the failure to make such disclosure or take such other action could reasonably be determined to be inconsistent with applicable Law.

(c) The Company Board may not (i) (A) withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of the Offer, the Merger or this Agreement (except as set forth in clause (y) of the proviso in Section 2.10(a)(ii) or as set forth below in this Section 6.2(c)) or (B) approve or recommend to the stockholders of the Company an Alternative Proposal (any action in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) cause the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing, at any time prior to the earlier to occur of the Acceptance Time and the receipt of the Company Stockholder Approvals, (x) the Company Board may effect an Adverse Recommendation Change other than in connection with an Alternative Proposal if the Company Board (after consultation with the Company’s financial advisor and outside counsel) determines in good faith that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law or (y) in response to an Alternative Proposal, if the Company Board (after consultation with the Company’s financial advisor and outside counsel) determines in good faith that any Alternative Proposal referred to in clause (i) of Section 6.2(b) constitutes a Superior Proposal, the Company Board may:

(i) withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement;

(ii) approve or recommend such Superior Proposal;

(iii) cause the Company or any of the Company Subsidiaries to enter into a binding written agreement with respect to such Superior Proposal (a “Superior Proposal Agreement”); or

(iv) terminate this Agreement in accordance with Section 8.1(c);

provided, however, that (A) prior to taking any action pursuant to clause (i), (ii), (iii) or (iv) of this Section 6.2(c), the Company shall give Parent at least three (3) Business Days prior written notice (the “Notice Period”) thereof; which notice shall state that the Company has received a Superior Proposal, and include a copy of all relevant documents relating to the Superior Proposal and a written summary of the material terms and conditions of the Superior Proposal not made in writing and the identity of the Person or “group” making the Superior Proposal , attaching the Superior Proposal Agreement (or, if applicable, the latest draft of the Superior Proposal Agreement), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect in which case a new Notice Period will begin, (B) during the Notice Period, the Company shall have negotiated with Parent and its Representatives in good faith (to the extent Parent and Purchaser desire to negotiate) with respect to any adjustments to the terms and conditions of this Agreement as would permit the Company Board not to make an Adverse Recommendation Change and (C) following the Notice Period the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) after taking into account any such modifications, changes or revisions to the terms of this Agreement proposed by Parent in a manner that would form a binding contract if accepted by the Company (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing, financing, conditionality (i.e. closing conditions) and other aspects of such offer which the Company Board deems relevant), that

(x) failure to effect the Adverse Recommendation Change action still would reasonably likely be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if the intended Adverse Recommendation Change is the result of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal even if such changes were to be given effect.

Section 6.3. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any of the other Transactions without the prior written approval of the Company and Parent, as the case may be, except as may be required by Law or by any listing agreement with a securities exchange as determined in the good faith judgment of the party wanting to make such release or announcement; provided, that the Company shall not be required to obtain the prior written approval of Parent in connection with any press release or public announcement that the Company Board has made an Adverse Recommendation Change or resolved to do so.

Section 6.4. Access to Information.

(a) During the period prior to the earlier of the Effective Time or termination of this Agreement, the Company shall afford to the officers, employees, accountants, counsel and other Representatives of Parent access to senior executives of the Company to answer Parent’s questions concerning the business, operations and affairs of the Company and the Company Subsidiaries and access to the Company’s and each of the Company Subsidiaries’ properties, books, contracts, commitments and records, in each case, as reasonably requested by Parent including, if reasonably requested, making available any corporate management personnel and other employees at the general manager level and above of the Company by travel to Parent’s corporate offices in Houston, Texas, for limited time periods (which shall not exceed two consecutive Business Days) at Parent’s sole expense and upon reasonable advance notice; provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business, operations or personnel of the Company or the Company Subsidiaries and it is expressly agreed that such access shall in no way include any Phase II investigation or other invasive procedure or investigation, including without limitation any sampling, testing or the removal of materials from the offices and properties of the Company. From the Business Day following the date of this Agreement until this Agreement is terminated, Parent and Purchaser shall be provided, at the Company’s corporate office location, such office space as is reasonably requested by Parent for its Representatives to have access to the books and records and, subject to Section 6.4(b) the employees, of the Company and the Company Subsidiaries. For the avoidance of doubt, such access shall include, but not be limited to, reasonable access to, and cooperation from, the Company’s information technology systems and, subject to Section 6.4(b), employees to permit the integration of such systems with those of Parent’s and Purchaser’s own systems. Subject to Section 6.4(b), the Company shall cooperate with Representatives of Parent, including making a representative or representatives knowledgeable about the operations (including in relation to environmental, health and safety matters) of the Company and the Company Subsidiaries available for questions and discussions. From the Business Day following the date of this Agreement until this Agreement is terminated,

Parent and Purchaser shall be provided reasonable access at reasonable times and upon reasonable notice to each of the Company’s restaurants and Parent and its Representatives shall conduct any such activities under the supervision of one or more designated employees of the Company and in such a manner as not to interfere unreasonably with the business, operations or personnel of the Company’s restaurants. The Company may restrict or otherwise prohibit the access to any designated office space, documents or information (including to the Company’s information systems and computer networks) or limit the access or communication to its employees or any landlord to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; (iii) access to such documents or information would violate any obligation of confidentiality by the Company or a Subsidiary of the Company existing on the date hereof, or (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract.

(b) Without limitation of the foregoing, all requests for access shall be made to such Representatives of the Company as it shall designate, who shall be solely responsible for coordinating all such requests and access thereunder. Prior to the Effective Time, each of Parent and Purchaser shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with the respective employees of the Company and the Company Subsidiaries regarding the businesses of the Company and the Company Subsidiaries, this Agreement or any of the Transactions without first obtaining the reasonable consent of the Company in writing.

(c) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 6.4(a), and neither Purchaser nor Parent may rely on the accuracy of any such information, other than as expressly set forth in the Company’s representations and warranties in Article IV.

(d) The information provided pursuant to Section 6.4(a) will be used solely for the purpose of effecting the Transactions and will be governed by the terms of the Confidentiality Agreement.

Section 6.5. Further Assurances; Regulatory Matters .

(a) Subject to the terms and conditions of this Agreement, each of Parent, Purchaser and the Company shall, and Parent shall cause Purchaser to, cooperate with each other and use (and shall cause its Subsidiaries to use) reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Offer, the Top-Up Option, the Merger or the other Transactions and, subject to the conditions set forth in Article VII, to consummate the Transactions as promptly as practicable and (ii) promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to obtain, as soon as practicable after the date of this Agreement, all necessary permits, consents, approvals and authorizations of all

Governmental Entities necessary or advisable in connection with consummating the Transactions, including the Company Required Governmental Approvals and Parent Required Governmental Approvals. Without limiting the generality of the foregoing provisions of this Section 6.5(a), each party shall, within ten (10) Business Days after the execution of this Agreement, file all necessary documentation required to obtain termination of applicable waiting periods for the Transactions under the HSR Act. Parent and Purchaser shall, and Parent shall cause Affiliates of Parent and Purchaser to, vote all shares of Company Common Stock beneficially owned by them (including all Shares which have been accepted for payment pursuant to Article III) in favor of adoption of this Agreement and the Merger at any stockholders meeting at which adoption of this Agreement and the Merger is voted upon. From the date hereof until the Closing Date, each of Parent, Purchaser and the other Affiliates of Parent shall not acquire Company Common Stock, except pursuant to the Offer. Prior to the termination of this Agreement, other than pursuant to the Offer and the Top-Up Option Parent, Purchaser and the other Affiliates of Parent shall not, directly or indirectly, sell, assign, transfer, tender, pledge, encumber or otherwise dispose of any Shares beneficially owned by Parent, Purchaser and the other Affiliates of Parent to any Person.

(b) In furtherance and not in limitation of the covenants of the parties hereto contained in Section 6.5(a), each of the parties hereto shall use (and Parent shall cause its Affiliates to use) reasonable best efforts to resolve all objections, if any, to the Transactions by any Governmental Entity under the HSR Act and ensure the expiration of all waiting periods under the HSR Act, including reaching an agreement, settlement or consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third Persons or any other relief with the Governmental Entity investigating the Offer, the Merger or any of the other Transactions. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act or any other antitrust Law or other Law in any jurisdiction, the parties hereto shall cooperate in all respects with each other and use (and Parent shall cause its Affiliates to use) their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person.

Section 6.6. Employee Benefit Plans.

(a) To the extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform in accordance with their terms all the Benefit Plans.

(b) Notwithstanding any provision of this Agreement to the contrary, for at least one (1) year following the Closing, Parent shall, and shall cause the Surviving Corporation and its Affiliates and Subsidiaries to, provide each employee of the Company (or any of the Company Subsidiaries) employed by the Surviving Corporation (or any of its Affiliates or Subsidiaries) with compensation (including base salary or wages and incentive compensation opportunities) and benefits that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits and individual employment agreements) currently provided to similarly situated employees of HoldCo, Parent, its Subsidiaries or Affiliates operating in similar concept restaurants.

(c) Parent shall, and shall cause the Surviving Corporation and its Affiliates and Subsidiaries to, (i) credit all service with the Company and any of the Company Subsidiaries (including service recognized by the Company or any of the Company Subsidiaries for service with other Persons) for all purposes (other than benefit accrual under a “defined benefit plan” within the meaning of Section 3(35) of ERISA) under any employee benefit plan, policy or program applicable to employees of the Surviving Corporation or any of its Affiliates or Subsidiaries after the Closing, (ii) waive any waiting period, pre-existing condition or limitation or exclusion and any actively-at-work requirement with respect to employees of the Company or any of the Company Subsidiaries and their dependents under any group health plan or other welfare benefit plan, and (iii) recognize the dollar amount of all expenses incurred by employees of the Company or any of the Company Subsidiaries and their dependents in the plan year in which such employees begin to participate in a group health plan of Parent or any of Parent’s Affiliates or Subsidiaries for purposes of deductibles, co-payments and maximum out-of-pocket limits under any such group health plan. Notwithstanding the foregoing, such credit shall not be used to determine benefit accruals, except with respect to severance and vacation benefits.

(d) Without limiting the foregoing provisions of this Section 6.6, Parent shall, or shall cause the Surviving Corporation and its Affiliates and Subsidiaries to, pay severance benefits to any employee of the Company or the Company Subsidiaries who was an employee of the Company or any of the Company Subsidiaries prior to the Effective Time and whose employment with the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries is terminated within one (1) year following the Effective Time in amounts no less favorable than the amount of severance benefits to which such employee shall be entitled based on the formula set forth on Section 6.6(d) of the Company Disclosure Schedule; provided, that payment of such severance may be conditioned on such employee entering into a severance agreement in the same form as required by Parent, its Subsidiaries or Affiliates in connection with severance of similarly situated employees of Parent, its Subsidiaries or Affiliates.

(e) Notwithstanding anything to the contrary in this Section 6.6, the parties expressly acknowledge and agree that: (i) this Agreement is not intended to create a contract between Parent, the Surviving Corporation or any of their Affiliates or Subsidiaries, on the one hand, and any employee, on the other hand, and no employee may rely on this Agreement as the basis for any breach of contract claim against Parent, the Surviving Corporation or any of their Affiliates or Subsidiaries; (ii) nothing in this Agreement shall be deemed or construed to require Parent, the Surviving Corporation or any of their Affiliates or Subsidiaries to continue to employ any particular employee for any period after Closing; (iii) nothing in this Agreement shall be construed to create a right in any employee to employment with Parent, Surviving Corporation or any of their Affiliates or Subsidiaries; (iv) nothing in this Agreement shall be deemed or construed to limit the right of Parent, Surviving Corporation or any of their Affiliates or Subsidiaries to terminate the employment of any employee during any period after Closing; and (v) nothing in this Agreement shall modify or amend any Benefit Plan of Parent, Surviving Corporation or any of their Affiliates or Subsidiaries or other agreement, plan, program, or document.

(f) With respect to annual bonuses for calendar year 2011 (the “2011 Bonuses”), each participant in the annual bonus plans maintained by the Company listed on Section 6.6(f) of the Company Disclosure Schedule (the “Company Bonus Plans”) shall be entitled to receive from the Surviving Corporation (or an Affiliate of the Surviving Corporation) the 2011 Bonuses earned by such participant under the applicable Company Bonus Plan in the amounts as set forth on Section 6.6(f) of the Company Disclosure Schedule solely based on the achievement of the performance criteria established by the Company with respect to such 2011 Bonuses as set forth on Section 6.6(f) of the Company Disclosure Schedule unless such participant’s employment is terminated by the participant without Good Reason or by the Company for Cause (as such terms are defined on Section 6.6(f) of the Company Disclosure Schedule) in each case, prior to the bonus payment date. If owed, the 2011 Bonuses shall be paid promptly following the audit of the financial statements of the Company for the 2011 fiscal year.

(g) Prior to the Acceptance Time, the Company Board or the board of directors of the appropriate Company Subsidiary shall adopt a resolution stating that each of the following Benefit Plans shall terminate effective on the day preceding the Acceptance Time (or as of such other time as the Parent and the Company mutually agree), but contingent upon the occurrence of the Acceptance Time: (i) each Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(k) of the Code, (ii) each Benefit Plan that is intended to be qualified within the meaning of the PRIRC, and (iii) each Benefit Plan that is intended to be a registered retirement savings plan under the Income Tax Act (Canada).

Section 6.7. Indemnification and Insurance .

(a) From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (and Parent shall cause the Surviving Corporation to), indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the DGCL or other applicable Law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director or employee of the Company or any of the Company Subsidiaries (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges), fines, liabilities, judgments, and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) (collectively, “Indemnified Liabilities”), paid or incurred in connection with investigating, defending, serving as a witness with respect to or otherwise participating in (and including preparation for any of the foregoing) any pending, threatened, asserted or completed claim, action, suit, proceeding, inquiry or investigation (including, without limitation, any action brought by an Indemnified Party under this Section 6.7 any action on appeal, or any arbitration or other alternative dispute resolution mechanism), whether civil or criminal, and whether instituted by the Company, the Surviving Corporation, any Governmental Entity or any other party, (each, a “Proceeding”) based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to (i) the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (or served at the request of the Company or any Company Subsidiary as a director, officer, employee, fiduciary, agent or trustee of another Person (including any employee benefit plan)) or (ii) matters occurring or existing at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement, any of the Transactions or any Benefit Plan), whether asserted or claimed prior to, at or after, the Effective Time. In the event that any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, such claim is deemed to be Indemnified Liabilities unless finally adjudicated by a court of law under DGCL or there is a determination made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the DGCL or other applicable Law made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to the Surviving Corporation (it being understood and agreed that the burden of proof shall be on Parent and the Surviving Corporation to establish that such Indemnified Party does not so comply). Unless and until such final adjudication or independent counsel determination is made Parent shall, or shall cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided (if and to the extent required by the DGCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law with respect to such Proceeding. In the event any Proceeding is brought against any Indemnified Party (and in which indemnification could be sought by such Indemnified Party hereunder), Parent and the Surviving Corporation shall each use commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in such Proceeding without the prior written consent of such Indemnified Party if and to the extent the terms of the proposed settlement, compromise or judgment involve any non-monetary relief from such Indemnified Party.

(b) All rights to indemnification and advancement of expenses existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees, fiduciaries and agents of any of the Company and the Company Subsidiaries in the Company Certificate or Company By-Laws (or comparable organizational documents of the Company Subsidiaries) as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time, including the Offer, the Merger and the other Transactions, shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto. The Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, distribute or dispose of assets in a manner that would render the Surviving Corporation unable to satisfy any of its obligations pursuant to this Section 6.7.

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect the current directors’ and officers’ liability insurance policies maintained by or for the Company and/or the Company Subsidiaries for the benefit of those Persons who are covered by such policies as of the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring at or prior to the Effective Time (provided that the Surviving Corporation and its Subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, however, that each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, first use commercially reasonable efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring at or prior to the Effective Time and effective for claims asserted prior to or during the six (6)-year period referred to above (and, with respect to claims made prior to or during such period, until final resolution thereof), and only if Parent and the Surviving Corporation and its Subsidiaries are unable, after exerting commercially reasonable efforts, to obtain such a “tail” policy, then Parent or the Surviving Corporation and its Subsidiaries will be required to obtain such coverage from such carriers in annual policies; and, provided, further that (i) if the existing policies expire or are terminated or cancelled during such six (6)-year period, each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to obtain policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies with reputable carriers having a rating comparable to the Company’s current carrier, (ii) Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall not be required to spend as an annual premium therefor an amount in excess of 150% of the premium therefor as of the date of this Agreement and (iii) if, during such six (6)-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 150% of the current annual premium therefor, Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall use commercially reasonable efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for an amount equal to 150% of the current annual premium therefor, on terms and conditions substantially similar to the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance.

(d) Notwithstanding any provision of this Agreement to the contrary, prior to the Effective Time the Company shall be permitted to purchase prepaid “tail” policies in favor of the individuals referred to in Section 6.7(c) with respect to the matters described therein (provided that the premium therefor shall not exceed 150% of the annual premium therefor as of the date of this Agreement). If and to the extent such policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in effect and continue to honor the obligations of the Company thereunder.

(e) Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

(f) The provisions of this Section 6.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, any Benefit Plan, the Company Certificate or Company By-Laws (or comparable organizational documents of the Company Subsidiaries or the Surviving Corporation), or otherwise and (iv) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(g) In the event that Parent or the Surviving Corporation or any of their respective successors or permitted assigns (each, an “Indemnifying Party”) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Indemnifying Party assume all the obligations of such Indemnifying Party pursuant to this Section 6.7. In addition, if upon or following any merger, consolidation or sale of assets any Indemnifying Party is or becomes a direct or indirect Subsidiary of another Person, the ultimate parent entity of such Indemnifying Party shall guaranty the obligations of such Indemnifying Party pursuant to this Section 6.7.

Section 6.8. Obligations of Parent and Purchaser. Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1:

(a) Purchaser shall not, Parent shall cause Purchaser not to and FEI shall cause HoldCo not to, undertake any business or activities other than in connection with this Agreement and engaging in the Offer, the Top-Up Option, the Merger and the other Transactions (including the financing thereof).

(b) Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer, the Merger and the other Transactions on the terms and conditions set forth in this Agreement.

(c) Parent and Purchaser shall not (and FEI shall cause the other Affiliates of Parent not to) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay or prevent the consummation of, or otherwise adversely affect, the Offer, the Top-Up Option, the Merger or any of the other Transactions (including the financing thereof).

(d) Except as expressly contemplated, required or permitted by this Agreement or the Financing Commitments, or required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, FEI shall cause HoldCo not to, and the Parent shall not, and shall not permit any of its Subsidiaries (including Purchaser and CJAC) to, without the prior written consent of the Company:

(i) incur, create or modify any indebtedness for borrowed money or guarantee any such indebtedness or make any loans or advances to any Person other than the Financing, except in any such case trade payables incurred in the ordinary course of business consistent with past practices;

(ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of its capital stock, or otherwise make any payments to stockholders in their capacity as such;

(iii) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or direct or indirect shareholder of the Parent or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons other than, with respect to agreements existing as of the date hereof and provided to the Company, in a manner that is more advantageous to the Parent or Purchaser (or its Subsidiary) than the original underlying agreement;

(iv) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that is prohibited under the terms of the Financing Commitments or could reasonably be expected to cause a condition to the closing of the Financing Commitments not to be satisfied or the funding under the Financing Commitments to be delayed; and

(v) make any commitment to take any of the actions prohibited by this Section 6.8(d).

Section 6.9. Financing.

(a) Prior to the Closing, Parent and Purchaser shall use their reasonable best efforts to arrange the Financing, including entering into definitive agreements with respect thereto on terms and conditions in accordance with those set forth in the Financing Commitments. In the event that any portion of the Financing becomes unavailable so as not to enable Parent and Purchaser to proceed with the Transactions in a timely manner, Parent and Purchaser shall use their reasonable best efforts to arrange to obtain alternate financing from alternative sources on comparable or more favorable terms (to Parent and Purchaser) than those set forth in the Financing Commitments as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.9(a) being referred to as the “Definitive Financing Agreements”). Parent and Purchaser shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms and satisfy on a timely basis the conditions of the Financing Commitments, any alternate financing commitments and the Definitive Financing Agreements and any related fee and engagement letters. Any material breach of any of the Financing Commitments, the Definitive Financing Agreements, any alternate financing commitment and any related fee and engagement letters by Parent or Purchaser shall be deemed a breach by Parent of this Section 6.9(a). Parent shall (i) furnish complete, correct and executed copies of the Definitive Financing Agreements to the Company promptly upon their execution, (ii) give the Company prompt notice (x) of any breach by any party of, or material dispute or disagreement between any of the parties to, the Financing Commitments, any alternate financing commitment or the Definitive Financing Agreements of which Parent or Purchaser becomes aware or any termination thereof or (y) if for any reason Parent or Purchaser believes in good faith that it is reasonably likely that it will not be able to obtain all or any material portion of the Financing in the amounts or from the sources contemplated by the Financing Commitments and that it is not reasonably likely that it will be able to obtain acceptable alternative financing and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacements thereof). Parent and Purchaser acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to their respective obligations to effect the Merger.

(b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall use its commercially reasonable efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and the Company Subsidiaries to, provide to Parent and Purchaser any cooperation reasonably requested by Parent and Purchaser in connection with the arrangement of debt financing for any portion of the aggregate funds to consummate the Offer and the Merger, including, without limitation, (i) furnishing Parent, Purchaser and their financing sources, as promptly as reasonably practicable, with financial and other pertinent information regarding the Company and the Company Subsidiaries as may reasonably be requested in writing by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the financing, (iii) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other material to be used in connection with the financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (iv) using reasonable best efforts to obtain accountant’s comfort letters as reasonably requested by Parent, (v) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent and Purchaser in connection with such debt financing immediately prior to the Acceptance Time, (vi) taking all corporate actions, subject to and only effective upon the occurrence of the Acceptance Time, required to permit the consummation of the financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Acceptance Time, and (vii) otherwise taking actions within its control to cooperate in satisfying the conditions precedent set forth in any definitive document related to the financing; provided, however, that (A) no obligation of the Company or any of the Company Subsidiaries under any such credit or other agreement shall be effective until the Effective Time, (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, (C) neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to such debt financing prior to the Effective Time and (D) in no event shall the Company or any of the Company Subsidiaries be required to make any representations or warranties regarding Parent, Purchaser,

Holdco or their respective Affiliates. Each of Parent and Purchaser shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with the foregoing cooperation, and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective directors, officers, employees, agents and other Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of such debt financing and any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution to the extent such indemnification is not available (other than arising from (x) such Person’s fraud, gross negligence, willful misconduct or intentional misrepresentation or (y) material misstatements or omissions in written historical information of the type prepared by the Company and the Company Subsidiaries in the ordinary course of business that is provided by the Company or any of the Company Subsidiaries specifically for use in connection with the debt financing). The information provided pursuant to this Section 6.9 will be used solely for the purpose of effecting the Transactions and will be governed by the terms of the Confidentiality Agreement. Parent and Purchaser shall prepare and deliver to the Debt Financing Sources a final confidential information memorandum satisfying the requirements of the Financing Commitments as promptly as practicable after the date of this Agreement but in any event no later than January 3, 2012.

Section 6.10. Defense of Litigation. The Company shall control, and the Company shall, subject to such limitations as counsel to the Company reasonably determines are necessary to protect any attorney-client privilege of the Company, give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) other than the settlement of litigation concerning this Agreement or any of the Transactions that do not involve any monetary payment (other than as may be permitted by Section 6.1(i)) or other ongoing obligation of the Company and that would otherwise not materially impact the operation of the business of the Company and its Subsidiaries. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall, subject to such limitations as counsel to the Company reasonably determines are necessary to protect any attorney-client privilege of the Company, cooperate with Parent and Purchaser in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

Section 6.11. State Takeover Statutes. If any state takeover statute or similar Law is or becomes applicable to this Agreement, the Offer, the Top-Up Option, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law.

Section 6.12. Rule 14d-10(d) Matters. Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its Board, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any officer, director or employee that holds Shares pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.13. Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required to cause any dispositions of Shares (including any derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The New York Stock Exchange to cause the delisting of the Company and of the Company Common Stock and Series A Preferred Stock from The New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock and Series A Preferred Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.15. Obligations of FEI. (a) FEI agrees to cause one or more of its Affiliates (other than HoldCo, Parent, Purchaser or any of their respective Subsidiaries) to repay all or such lesser amount of the obligations secured by the Affiliate Guarantee (and any Liens on the assets of capital interests of CJAC and its Subsidiaries) as is necessary for the beneficiar(ies) of such Affiliate Guarantee to terminate irrevocably (and without further consideration from Purchaser, Parent, CJAC or any of their respective Subsidiaires) such Affiliate Guarantee; provided that FEI shall not have to cause such payment to be made until January 6, 2012. FEI shall provide the Company with evidence of the termination of the Affiliate Guarantee as is reasonably requested by the Company and an update on the status of action taken in furtherance thereof as reasonably requested by the Company.

(b) If at any time after the date hereof the Company is pursuing (or has threatened to pursue) any claim for material breach by Parent, Purchaser, CJAC or FEI of any of their respective obligations under this Agreement, then FEI will promptly, but in any event within five (5) Business Days of notice of such claim, cause an Affiliate of FEI that is not HoldCo, Parent, Purchaser, CJAC or any of their direct or indirect Subsidiaries to assume all of the obligations of CJAC and its Subsidiaries under the Holdings Note and release CJAC for all claims, liabilities and obligations thereunder. FEI shall provide the Company with evidence of the termination and release of CJAC’s obligations under the Holdings Note as is reasonably requested by the Company and an update on the status of action taken in furtherance thereof as reasonably requested by the Company.

(c) If and to the extent necessary to consummate the Financing (or any Alternative Financing), FEI shall cause HoldCo to contribute as equity to Parent additional amounts of proceeds from the repayment of the Holdings Note as contemplated by the Financing Commitments.

ARTICLE VII

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by such party):

(a) Stockholder Approval. If required by Law, the Company Stockholder Approval shall have been obtained.

(b) HSR Act. Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(c) Statutes. No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction and remain in effect that prohibits the consummation of the Merger.

(d) Injunctions. There shall be no final non-appealable Judgment of any court of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e) Purchase of the Company Common Stock in the Offer. Purchaser shall have accepted for payment all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer and if the Top-Up Option was exercised, the Top-Up Shares have been issued to Purchaser.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer or the Merger may be abandoned at any time prior to the Acceptance Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the approval and adoption of this Agreement by the stockholders of the Company:

(a) By the mutual written consent of the Company and Parent;

(b) By either the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b)(i) shall have used reasonable best efforts to challenge such order, decree, ruling or other action;

(ii) if the Acceptance Time has not been consummated by April 16, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to occur on or before the Outside Date;

(iii) if any state or federal Law, rule or regulation is adopted or issued which has the effect of prohibiting the Offer, the Top-Up Option or the Merger; or

(iv) if upon a vote thereon taken at the Stockholders’ Meeting (including any adjournment or postponement thereof) the Company Stockholder Approval shall not have been obtained.

(c) By the Company, if the Company Board approves a Superior Proposal, provided that the applicable provisions of Section 6.2 have been complied with in all material respects by the Company and the Company Board have approved the termination of this Agreement and promptly enters into a definitive agreement providing for the implementation of the Superior Proposal.

(d) By the Company if prior to the Acceptance Time, Parent, CJAC, FEI or Purchaser shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties in any material respect, which breach or failure is either incurable or, except in the case of Parent or Purchaser’s obligations pursuant to Sections 2.1, 2.3, 3.2, the second sentence of Section 6.5(a), 6.9 and 6.15 breaches of which shall be subject to a cure period of only five (5) days, if curable, is not cured by Parent and/or Purchaser by the earlier of (A) twenty (20) days following receipt by Parent of written notice of such breach or failure and (B) the Outside Date; provided, that at the time of the delivery of such written notice, the Company shall not be in material breach of its covenants under this Agreement.

(e) By Parent prior to the Acceptance Time, if:

(i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the condition set forth in paragraph (c) of Exhibit C would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the Outside Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(ii) there shall have been a breach or breaches by the Company of its covenants or agreements hereunder that remains uncured, or is incapable of being cured, such that the conditions set forth in paragraph (d) of Exhibit C would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the Outside Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement.

(f) By Parent, if the Company Board (i) withdraws or modifies, in a manner adverse to Parent, its recommendation to the Company’s stockholders referred to in Section 4.3(b) (it being understood and agreed that any “stop-look-and-listen” communication to the Company’s stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall not be deemed to constitute a withdrawal or modification of such recommendation) or (ii) approves or recommends to the Company’s stockholders an Alternative Proposal.

Section 8.2. Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 8.1 shall deliver written notice (pursuant to Section 9.4) of such termination to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than this Section 8.2, Section 8.3 (if applicable), and the applicable Sections of Articles I and IX (and any other definitions of terms contained in any such Sections or Articles under this Agreement), which shall survive any termination of this Agreement) shall immediately become null and void, and there shall be no liability or obligation on the part of Parent, Purchaser or the Company under this Agreement; provided, however, that none of the parties shall be relieved from liability for any willful material breach of any of its covenants or conditions contained in this Agreement and, furthermore, neither Parent nor Purchaser shall be relieved from liability for any failure on the part of Parent and/or Purchaser to have sufficient funds to consummate the Transactions and make all payments referred to in Section 5.5, or for any breach by Parent and/or Purchaser of their representations, warranties and covenants contained in this Agreement with respect to the Financing, each as determined as of the time of termination. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms set forth therein.

Section 8.3. Termination Fee.

(a) If (i) the Company (A) receives an Alternative Proposal after the date of this Agreement and prior to the termination of this Agreement which has been publicly disclosed and has not been terminated or withdrawn, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Sections 8.1(b)(ii) or 8.1(b)(iv), or by Parent pursuant to Sections 8.1(e)(i) or 8.1(e)(ii), and (C) within one (1) year from the date of such termination of this Agreement, the Company consummates such Alternative Proposal; provided, that, for purposes of this Section 8.3(a)(i), “Alternative Proposal” shall have the meaning ascribed in Section 1.1 except that references to “20%” shall be replaced by “50%”; (ii) the Company terminates this Agreement pursuant to Section 8.1(c) or (iii) Parent terminates this Agreement pursuant to Section 8.1(f) then the Company shall (x) pay to Parent the amount of $3,500,000 in cash (the “Termination Fee”) and (y) following delivery by Parent of an invoice therefor and reasonable documentation thereof, shall promptly reimburse Parent, by wire transfer of same day funds, for the reasonable documented out-of-pocket fees and expenses (including the reasonable legal fees and expenses) actually incurred by Parent, Purchaser and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, up to a maximum amount not to exceed $1,000,000 in the aggregate (the “Parent Expenses”), in each case pursuant to Section 8.3(b) below.

(b) The Company shall pay the Termination Fee to Parent, by wire transfer of same day funds, at or prior to the time of termination, in the case of such termination by the Company, or as promptly as practicable (and in any event within two (2) Business Days of receipt of Parent’s termination notice pursuant to Section 8.2), in the case of such termination by Parent. Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes from any payment made pursuant to this Section 8.3. Notwithstanding any provision of this Agreement to the contrary, Parent and Purchaser agree that (i) payment of the Termination Fee and Parent Expenses, if such payment is payable and actually paid, shall be the sole and exclusive remedy of Parent and Purchaser against the Company, any of the Company Subsidiaries or any of the Company’s and the Company Subsidiaries’ respective former, current or future Representatives, stockholders or Affiliates and (ii) none of the Company, any of the Company Subsidiaries or any of the Company’s and the Company Subsidiaries’ respective former, current or future Representatives, stockholders or Affiliates shall have any liability or obligation, in any such case (clause (i) or (ii)) relating to, arising out of or with respect to this Agreement or any of the Transactions (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, none of Parent, Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any proceeding, claim, suit or action against, or seek damages from, the Company, any of the Company Subsidiaries or any other Person referred to in clause (i) or (ii) above, in contravention of the preceding sentence. Under no circumstances shall the Company Termination Fee or Parent Expenses be payable more than once.

(c) Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, the Financing Commitments, the Financing, the Definitive Financing Agreements or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Financing Commitments, the Financing, the Definitive Financing Agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by the Company in violation of the prohibition on commencing actions or proceedings contained in this Section 8.3(c) (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Financing Commitments, the Financing, the Definitive Financing Agreements or in respect of any other document or theory of law or equity against any Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Financing Commitments, the Financing, the Definitive Financing Agreements or the transactions contemplated hereby or thereby. The provisions of this Section 8.3(c) shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 8.3(c) provided, that, notwithstanding the foregoing, nothing in this Section 8.3 shall in any way limit or modify (x) the rights and obligations of HoldCo, Parent or Purchaser under the Financing Commitments or (y) the rights and obligations of the Company under that certain Engagement Letter, dated February 1, 2011, as amended as of October 26, 2011, between the Company and Jefferies & Company, Inc. (solely in Jefferies & Company, Inc.’s capacity as a financial advisor to the Company pursuant to such Engagement Letter).

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the stockholders of the Company, if applicable, by written agreement of the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment, modification or supplement shall be made that changes the consideration payable in the Offer or the Merger or adversely affects the rights of the Company’s stockholders under this Agreement or that otherwise requires further approval of stockholders under applicable Law without the prior approval of such stockholders; and, provided, further, that after the Effective Time no covenant or agreement of the parties hereto that contemplates performance after the Effective Time may be amended, modified, waived or supplemented.

Section 9.2. Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of any party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

Section 9.3. Nonsurvival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.3 shall not limit any covenant or agreement of the parties hereto that contemplates performance after the Effective Time.

Section 9.4. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail and receipt is confirmed, at the facsimile telephone number or electronic mail address specified in this Section 9.4, prior to 5:00 p.m., New York City time, on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail and receipt is confirmed at the facsimile telephone number or electronic mail address specified in this Section 9.4 (x) at or after 5:00 p.m., New York City time, on a Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given. Any request by the Company for Parent to consent pursuant to Section 6.1 shall be sent by electronic mail to SScheinthal@ldry.com. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(a)	if to the Company, to:

Morton’s Restaurant Group, Inc.

325 North LaSalle Street

Suite 500

Chicago, IL 60654

Attention: Scott D. Levin

Telephone No.: (312) 755-4224

Facsimile No.: (312) 706-0135

Email: slevin@mortons.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Marc Weingarten and

Robert Goldstein

Telephone No.: (212) 756-2000

Facsimile No.: (212) 593-5955

Email: Marc.Weingarten@srz.com

    Robert.Goldstein@srz.com

(b)	if to Parent, Purchaser, CJAC or FEI, to:

Fertitta Morton’s Restaurants, Inc.

1510 West Loop South

Houston, TX 77027

Attention: Steven L. Scheinthal

Telephone No.: (713) 386-7014

Facsimile No.: (713) 386-7070

Email: sscheinthal@ldry.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney Street

Suite 1220

Houston, TX 77010

Attention: Arthur S. Berner and Bill Nelson

Telephone No.: (713) 547-2526

Facsimile No: (713) 236-5652

Email: Arthur.Berner@Haynesboone.com

    Bill.Nelson@Haynesboone.com

Section 9.5. Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

Section 9.6. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever, except (w) for the rights of the Company stockholders to receive the applicable merger consideration at the Effective Time pursuant to Article III, (x) for the rights of the Indemnified Parties pursuant to Section 6.7 (who are intended third party beneficiaries thereunder and are intended to be the only third party beneficiaries thereunder), (y) for the right of the Company, acting on behalf of the holders of Shares, to pursue any remedies or damages against Parent or Purchaser on behalf of such holders by reason of the proviso set forth in Section 8.2 and (z) for the rights of the Debt Financing Sources pursuant to this Section 9.6 and Sections 8.3(c), 9.8, 9.9 and 9.12 (who are intended third party beneficiaries thereunder and are intended to be the only third party beneficiaries thereunder). In any successful action, suit or proceeding to enforce any provision of this Agreement referred to in clauses (w) or (x) of the preceding sentence, and without limiting any other remedies, each third party beneficiary commencing or participating in such action, suit or proceeding shall be entitled to recover from Parent all costs and reasonable attorneys’ fees incurred by it in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Article VII without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction. The provisions of this Sections 9.8 shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.8.

Section 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto; provided, however, Parent and Purchaser may at the Acceptance Time assign its rights under this Agreement to its financing sources as collateral security. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

Section 9.10. Schedules. Notwithstanding anything to the contrary in this Agreement, disclosure set forth under one Section of the Company Disclosure Schedule shall be deemed to be disclosed in any other Section or Sections of the Company Disclosure Schedule where the applicability of such disclosure would be relevant or applicable. It is understood and agreed that (i) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company contained in this Agreement and (ii) the fact that any information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11. Expenses. Except as expressly set forth in this Agreement, whether or not the Offer and the Merger are consummated, all fees, costs and expenses incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions expressly contemplated by this Agreement shall be paid by the party incurring such expenses; provided, that (i) all filing fees for the filings required under the HSR Act shall be borne equally by the Company and Parent and (ii) the costs and expenses incurred in connection with the filing, printing and mailing of the Schedule 14D-9 and the Proxy Statement, if required, (including any SEC filing fees) shall be borne by the Company.

Section 9.12. Submission to Jurisdiction; Waivers.

(a) Each of the Company, Parent, FEI, Purchaser and CJAC irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, in any federal court located in the State of Delaware, and each of the Company, Parent and Purchaser hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent, Purchaser and CJAC hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) such action, suit or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such action, suit or proceeding is improper and (z) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) Notwithstanding anything in Section 9.12(a) to the contrary, each of the Company, Parent, Purchaser, CJAC and FEI agrees that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Transactions and any related financing), including any dispute arising out of or relating in any way to the Financing Commitment or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The provisions of Sections 9.12(a) and (b) shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of Sections 9.12(a) and (b).

(C) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE FINANCING COMMITMENT). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(C). THE PROVISIONS OF THIS SECTION 9.12(C) SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, EACH DEBT FINANCING SOURCE, ITS AFFILIATES AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, EACH OF WHICH IS HEREBY INTENDED TO BE AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 9.12(C).

(d) Each party agrees that the prevailing party shall be entitled to reimbursement of all costs and expenses including without limitation, all attorney’s fees, in connection with any legal action, suit or proceeding arising out of or relating to a willful breach of this Agreement on the part of the other party.

Section 9.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto (i) agrees that it shall not oppose the granting of such relief; (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates); and (iii) the prevailing party shall be entitled to reimbursement of all costs and expenses including without limitation, all attorney’s fees. The parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.5, 6.8 and 6.9 by Parent or Purchaser, and (ii) to cause Parent and Purchaser to enforce the terms of the Financing Commitments, including by demanding Parent and/or Purchaser file one or more lawsuits against the sources of Financing to fully enforce such sources’ obligations thereunder and Parent’s and Purchaser’s rights thereunder, but with respect to this clause (ii), only in the event that each of the following conditions has been satisfied: (A) all of the conditions set forth in Section 7.1 and Exhibit C have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and Purchaser fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.5 and (B) all of the conditions to the consummation of the financing provided by the Financing Commitments (or, if alternative financing is being used in accordance with Section 6.9, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).

Section 9.14. Construction of Agreement.

(a) The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b) All references in this Agreement to Sections, Articles and Schedules without further specification are to Sections and Articles of, and Schedules to, this Agreement.

(c) The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.

(d) The word “including” means “including but not limited to”.

(e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neutral genders of such term.

(f) Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

ARTICLE X

CJAC OBLIGATIONS

Section 10.1. Guaranty.

(a) CJAC has examined this Agreement and is familiar with all the terms, covenants and provisions contained therein, and as an inducement to the Company to complete the Transactions, does hereby guarantee to the Company (i) all payments required to be made to the Company, any shareholder of the Company, or any third party by or on behalf of the Parent or Purchaser, pursuant to this Agreement, including without limitation, payments to acquire the Shares pursuant to the Offer, the Top-Up Option, or the Merger, repayments of the indebtedness of the Company and its Subsidiaries, and any fees and expenses in connection therewith, and (ii) all payments required to be made to the Company by or on behalf of either the Parent or Purchaser, as applicable, arising from any claim made by the Company or any shareholder of the Company with respect to any breach of the terms and conditions of this Agreement (the “Guaranty”).

(b) This Guaranty shall be enforceable against CJAC without the necessity of any suit or proceedings on the Company’s part of any kind or nature whatsoever against Parent or Purchaser and without the necessity of any notice of nonpayment, nonperformance or nonobservance or of any notice of acceptance of this Guaranty or of any other notice or demand to which CJAC might otherwise be entitled, all of which CJAC hereby expressly waives; and CJAC hereby expressly agrees that the validity of this Guaranty and the obligations of CJAC hereunder shall in no way be terminated, affected, diminished, or impaired by reason of the assertion or the failure to assert by the Company’s against Parent or Purchaser, or against Parent’s or Purchaser’s successors and assigns, any of the rights or remedies reserved to the Company pursuant to the provisions of this Agreement or by relief of Parent or Purchaser from any of Parent’s or Purchaser’s obligations under this Agreement or otherwise. Notwithstanding the foregoing, CJAC shall have all rights and defenses, including the right of set-off that would be available to Parent or Purchaser in connection with any claim brought against CJAC pursuant to this Guarantee.

(c) CJAC hereby waives presentment, notice of dishonor, protest, demand for payment, and all notices of any kind, including, without limitation, notice of acceptance hereof; notice of nonpayment, non-performance, or other default under this Agreement; and notice of any action taken to collect upon or enforce any of the terms and provisions of this Agreement.

(d) Notice of acceptance of this Guaranty and any obligations or liabilities contracted or incurred by Parent or Purchaser are all hereby waived by CJAC.

Section 10.2. Agreement to be Bound. CJAC further agrees to be bound by each of the provisions in this Agreement that impose obligations on, or restrict, prohibit or limit the activities of, CJAC, as a Subsidiary or Affiliate of Purchaser or Parent hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent, Purchaser, CJAC and FEI have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MORTON’S RESTAURANT GROUP, INC.

By:	/s/ Christopher J. Artinian
Name:	Christopher J. Artinian
Title:	Chief Executive Officer & President

FERTITTA MORTON’S RESTAURANTS, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

FERTITTA MORTON’S ACQUISITION, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

CLAIM JUMPER ACQUISITION COMPANY, LLC

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

FERTITTA ENTERTAINMENT, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CJM ACQUISITION CO.

The undersigned, Steven L. Scheinthal, Vice President and Secretary of CJM Acquisition Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the Certificate of Incorporation of CJM Acquisition Co. was originally filed with the Secretary of State of the State of Delaware on December 13, 2011.

SECOND: That at a meeting of the Board of Directors of CJM Acquisition Co., resolutions were duly adopted setting forth a proposed Amended and Restated Certificate of Incorporation of said corporation, providing, among other things, for a change in the name of said corporation to Fertitta Morton’s Acquisition, Inc., declaring said Amended and Restated Certificate of Incorporation to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amended and Restated Certificate of Incorporation.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amended and Restated Certificate of Incorporation.

FOURTH: That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

FIFTH: That the Certificate of Incorporation is hereby amended by amending and restating the Certificate of Incorporation in its entirety to be and read as follows:

“ARTICLE I

NAME

The name of the corporation is Fertitta Morton’s Acquisition, Inc. (the “Corporation”).

ARTICLE II

ADDRESS

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the registered agent at such registered office is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 10,000 shares, which shall consist of 10,000 shares of common stock, $0.01 par value (the “Common Stock”).

B. No stockholder of the Corporation shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Corporation now or hereafter authorized.

C. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders. No stockholder shall have the right to cumulate votes at any election of directors of the Corporation.

ARTICLE V

CORPORATE MATTERS

The affairs of the Corporation shall be managed by a Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or altered in the manner provided in, the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors is one (1) and the name and address of the individual who is to serve as the initial director until the first annual meeting of the stockholders or until his successor is elected and qualified is :

Name	Address
Steven L. Scheinthal	1510 West Loop South Houston, Texas 77027

ARTICLE VI

AMENDMENTS

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend, and repeal, from time to time, the Bylaws of the Corporation.

ARTICLE VII

DURATION OF EXISTENCE

The Corporation will have a perpetual existence.

ARTICLE VIII

RIGHT TO AMEND

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

WRITTEN BALLOT

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

LIABILITY OF DIRECTORS

To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Any repeal or modification of any provision of this Article X shall not adversely affect any right or protection of any person existing by virtue of this Article X in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI

INDEMNIFICATION AND INSURANCE

A. Each person (and the heirs, executors and administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director, officer or employee of the Corporation, or (ii) serves or served as a director, officer or employee of any other enterprise (as defined herein) either (a) at the request of the Corporation or (b) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Corporation at the time of such person’s service as a director, officer or employee of such other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL and not otherwise prohibited by applicable law; provided, however, that except for proceedings by any such person to enforce rights to indemnification, the Corporation shall not be obligated to indemnify such person (or the heirs, executors or administrators of such person) in connection with any action, suit or proceeding (or part thereof) initiated by such person (or the heirs, executors or administrators of such person) unless such action, suit or proceeding (or part thereof) was authorized or consented to by the Board of Directors. For purposes of this Article XI, the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust or other enterprise. The right to indemnification conferred in this Article XI A. shall be a contract right.

B. The Corporation, to the fullest extent permitted by the DGCL and not otherwise prohibited by applicable law, may advance to any person who is or was a director, officer or employee of the Corporation (and the heirs, executors and administrators of such person) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of the fact that such person (i) is or was a director, officer or employee of the Corporation, or (ii) serves or served as a director, officer or employee of any other enterprise either (x) at the request of the Corporation or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Corporation at the time of such person’s service as a director, officer or employee of such other enterprise; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Article XI or otherwise. The Corporation by provisions in its Bylaws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.

C. The Corporation may, by action of the board of directors, provide indemnification and advancement of expenses to such of the agents of the Corporation and such other persons serving, at the request of the Corporation, as agents of any other enterprise to such extent as is permitted by the DGCL and the board of directors shall determine to be appropriate.

D. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who (i) is or was a director, officer, employee or agent of the Corporation, (ii) serves or served as a director, officer, employee or agent of any other enterprise either (x) at the request of the Corporation or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Corporation at the time of such person’s service as a director, officer, employee or agent of such other enterprise, or (iii) while a director, officer or employee of the Corporation, serves or served as a trustee of a trust at the request of the Corporation.

E. The rights and authority conferred in this Article XI shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

F. Any repeal or modification of any provision of this Article XI shall not adversely affect any right or protection of any person referred to in Section A of this Article XI existing by virtue of this Article XI in respect of any act or omission occurring prior to the time of such repeal or modification.”

[Signature Page Follows]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of December, 2011.

CJM ACQUISITION CO.
a Delaware corporation

By:
Name:	Steven L. Scheinthal
Title:	Vice President and Secretary

Exhibit B

BY-LAWS

OF

FERTITTA MORTON’S ACQUISITION, INC.

ARTICLE I

Offices

Section 1. The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware. The Corporation also may have offices at such other places, within or without the State of Delaware, as the Board of Directors determines from time to time or the business of the Corporation requires.

ARTICLE II

Meetings of Stockholders

Section 1. Place of Meetings. Except as otherwise provided in these By-laws, all meetings of the stockholders shall be held on such dates and at such times and places, within or without the State of Delaware, as shall be determined by the Board of Directors and as shall be stated in the notice of the meeting or in waivers of notice thereof. If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Delaware.

Section 2. Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting shall be held on such date after the close of the Corporation’s fiscal year, and at such time, as the Board of Directors may from time to time determine.

Section 3. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors and shall be called by the President or the Secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 4. Notice of Meetings. Except as otherwise required or permitted by law, whenever the stockholders are required or permitted to take any action at a meeting, written notice thereof shall be given, stating the place, date and hour of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. The notice also shall designate the place where the stockholders list is available for examination, unless the list is kept at the place where the meeting is to be held. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed, not less than 10 and not more than 60 days before the date of the meeting, to each stockholder entitled to vote at the meeting. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder’s address as it appears on the records of the Corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that such notices be mailed to some other address, in which case it shall be directed to such other address. Notice of any meeting of stockholders need not be given to any stockholder who shall submit, either before or after the time stated therein, a signed waiver of notice or who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened. Unless the

Board of Directors, after an adjournment is taken, shall fix a new record date for an adjourned meeting or unless the adjournment is for more than 30 days, notice of an adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned are announced at the meeting at which the adjournment is taken.

Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, at all meetings of stockholders the holders of a majority of the shares of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Section 6. Voting. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, at any meeting of the stockholders every stockholder of record having the right to vote thereat shall be entitled to one vote for every share of stock standing in his or her name as of the record date and entitling him or her to so vote. A stockholder may vote in person or by proxy. Except as otherwise provided by law or by the Certificate of Incorporation, any corporate action to be taken by a vote of the stockholders, other than the election of directors, shall be authorized by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter. Directors shall be elected as provided in Section 2 of Article III of these By-laws.

Section 7. Proxies. Every proxy shall be executed in writing by the stockholder or by his or her authorized representative, or otherwise as provided in the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Section 8. List of Stockholders. At least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing their addresses and the number of shares registered in their names as of the record date shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 9. Conduct of Meetings. At each meeting of the stockholders, the President or, in his or her absence, any one of the Vice Presidents, in order of their seniority, shall act as chairman of the meeting. The Secretary or, in his or her absence, any person appointed by the chairman of the meeting shall act as secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

Section 10. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Corporation as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

Board of Directors

Section 1. Number of Directors. Except as otherwise provided by the Certificate of Incorporation of the Company, until such time as the Board of Directors determines otherwise, the number of directors shall be no less than one (1) and no more than nine (9). The number of directors may be reduced or increased from time to time by action of a majority of the whole Board, but no decrease may shorten the term of an incumbent director. When used in these By-laws, the term “whole Board” means the total number of directors which the Company would have if there were no vacancies.

Section 2. Election and Term. Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation or by these By-laws, the directors shall be elected at the annual meeting of the stockholders and the persons receiving a plurality of the votes cast shall be so elected. Subject to his or her earlier death, resignation or removal as provided in Section 3 of this Article III, each director shall hold office until his or her successor shall have been elected and shall have qualified.

Section 3. Removal. A director may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 4. Resignations. Any director may resign at any time by giving written notice of his or her resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 5. Vacancies. Except as otherwise provided in the Certificate of Incorporation of the Corporation, any vacancy in the Board of Directors arising from an increase in the number of directors or otherwise may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 6. Place of Meetings. Except as otherwise provided in these By-laws, all meetings of the Board of Directors shall be held at such places, within or without the State of Delaware, as the Board determines from time to time.

Section 7. Annual Meeting. The annual meeting of the Board of Directors shall be held either without notice immediately after the annual meeting of stockholders and in the same place, or as soon as practicable after the annual meeting of stockholders on such date and at such time and place as the Board determines from time to time.

Section 8. Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places as the Board determines from time to time. Notice of regular meetings need not be given, except as otherwise required by law.

Section 9. Special Meetings. Special meetings of the Board of Directors, for any purpose or purposes, may be called by the President and shall be called by the President or the Secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

Section 10. Notice of Meetings. Notice of each special meeting of the Board (and of each annual meeting which is not held immediately after, and in the same place as, the annual meeting of stockholders) shall be given, not later than 24 hours before the meeting is scheduled to commence, by the President or the Secretary and shall state the place, date and time of the meeting. Notice of each meeting may be delivered to a director by hand or given to a director orally (either by telephone or in person) or mailed, or sent by facsimile transmission to a director at his or her residence or usual place of business, provided, however, that if notice of less than 72 hours is given it may not be mailed. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid; and if sent by facsimile transmission, the notice shall be deemed given when transmitted with transmission confirmed. Notice of any meeting need not be given to any director who shall submit, either before or after the time stated therein, a signed waiver of notice or who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened. Notice of an adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, and also to the other directors unless the place, date and time of the new meeting are announced at the meeting at the time at which the adjournment is taken.

Section 11. Quorum. Except as otherwise provided by law or in these By-laws, at all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another place, date and time.

Section 12. Conduct of Meetings. At each meeting of the Board of Directors, the President or, in his or her absence, a director chosen by a majority of the directors present shall act as chairman of the meeting. The Secretary or, in his or her absence, any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the Board shall be as determined by the chairman of the meeting.

Section 13. Committees of the Board. The Board of Directors may designate an executive committee and other committees, each consisting of one or more directors. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors and shall keep minutes of its meetings and report the same to the Board. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member or members at any meeting of the committee. In addition, in the absence or disqualification of a member of a committee, if no alternate member has been designated by the Board of Directors, the member or members present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Except as limited by law, each committee, to the extent provided in the resolution of the Board of Directors establishing it, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation.

Section 14. Operation of Committees. A majority of all the members of a committee shall constitute a quorum for the transaction of business, and the vote of a majority of all the members of a committee present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall adopt whatever other rules of procedure it determines for the conduct of its activities.

Section 15. Consent to Action. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 16. Attendance Other Than in Person. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV

Officers

Section 1. Executive and Other Officers. The executive officers of the Corporation shall be a President, a Secretary and a Treasurer. The Board of Directors also may elect or appoint one or more Vice Presidents (any of whom may be designated as Executive Vice Presidents or otherwise), and any other officers it deems necessary or desirable for the conduct of the business of the Corporation, each of whom shall have such powers and duties as the Board determines.

Section 2. Duties.

(a) The President. The President shall be the chief executive officer and chief operating officer of the Corporation, and shall preside at all meetings of the stockholders and of the Board of Directors. The President shall have general management of the business and affairs of the Corporation, subject to the control of the Board of Directors, and he or she shall have such other powers and duties as the Board assigns to him or her.

(b) The Vice President. The Vice President or, if there shall be more than one, the Vice Presidents, if any, in the order of their seniority or in any other order determined by the Board of Directors, shall perform, in the absence or disability of the President, the duties and exercise the powers of the President, and shall have such other powers and duties as the Board or the President assigns to him or her or them.

(c) The Secretary. Except as otherwise provided in these By-laws or as directed by the Board of Directors, the Secretary shall attend all meetings of the stockholders and the Board; he or she shall record the minutes of all proceedings in books to be kept for that purpose; he or she shall give notice of all meetings of the stockholders and special meetings of the Board; and he or she shall keep in safe custody the seal of the Corporation and, when authorized by the Board, he or she shall affix the same to any corporate instrument. The Secretary shall have such other powers and duties as the Board or the President assigns to him or her.

(d) The Treasurer. Subject to the control of the Board, the Treasurer shall have the care and custody of the corporate funds and the books relating thereto; and he or she shall perform all other duties incident to the office of Treasurer. The Treasurer shall have such other powers and duties as the Board or the President assigns to him or her.

Section 3. Term; Removal. Subject to his or her earlier death, resignation or removal, each officer shall hold his or her office until his or her successor shall have been elected or appointed and shall have qualified, or until his or her earlier death, resignation or removal. Any officer may be removed at any time, with or without cause, by the Board of Directors.

Section 4. Resignations. Any officer may resign at any time by giving written notice of his or her resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 5. Vacancies. If an office becomes vacant for any reason, the Board of Directors may fill the vacancy, and each officer so elected or appointed shall serve for the remainder of his or her predecessor’s term and until his or her successor shall have been elected or appointed and shall have qualified.

ARTICLE V

Provisions Relating to Stock

Certificates and Stockholders

Section 1. Certificates. Certificates for the Corporation’s capital stock shall be in such form as required by law and as approved by the Board of Directors. Each certificate shall be signed in the name of the Corporation by the President or any Vice President and by the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed on any certificate shall have ceased to be such officer, transfer agent or registrar before the certificate shall be issued, the certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 2. Replacement Certificates. The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of the lost, stolen or destroyed certificate, or such person’s legal representative, to make an affidavit of that fact and to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of the certificate or the issuance of such new certificate.

Section 3. Transfers of Shares. Transfers of shares shall be registered on the books of the Corporation maintained for that purpose after due presentation of the stock certificates therefor, appropriately endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Section 4. Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 or less than 10 days before the date of any such meeting, shall not be more than 10 days after the date on which the Board fixes a record date for any such consent in writing, and shall not be more than 60 days prior to any other action.

ARTICLE VI

General Provisions

Section 1. Dividends. To the extent permitted by law, the Board of Directors shall have full power and discretion, subject to the provisions of the Certificate of Incorporation of the Corporation, to determine what, if any, dividends or distributions shall be declared and paid or made.

Section 2. Seal. The Corporation’s seal shall be in such form as is required by law and as shall be approved by the Board of Directors.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 4. Voting Shares in Other Corporations. Unless otherwise directed by the Board of Directors, shares in other corporations which are held by the Corporation shall be represented and voted only by the President or by a proxy or proxies appointed by him or her.

ARTICLE VII

Amendments

Section 1. These By-Laws may be adopted, amended or repealed by the Board of Directors, provided the conferral of such power on the Board shall not divest the stockholders of the power, or limit their power, to adopt, amend or repeal By-laws.

Exhibit C

CONDITIONS OF THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer, and, to the extent permitted by this Agreement, may amend or terminate the Offer, unless (i) the Minimum Tender Condition shall have been satisfied and (ii) any waiting period under the HSR Act shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing at the Acceptance Time:

(a) there shall be any final non-appealable Judgment of any court of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Offer or the Merger;

(b) there shall be any statute, rule or regulation that shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction and that remains in effect that prohibits the consummation of the Offer or the Merger;

(c) (1) any of the representations of the Company set forth in the second sentence of Section 4.2(a) and in Section 4.3(a), without giving effect to materiality or Company Material Adverse Effect shall not be true and correct in all material respects as of the expiration of the Offer as if made on and as of the expiration of the Offer and (2) any of the representations of the Company set forth in Article IV other than those set forth in the preceding clause (1) shall not be true and correct on the expiration of the Offer as if made on and as of the expiration of the Offer (except for representations and warranties that expressly speak only as of a specific date or time other than the expiration of the Offer, which need only be true and correct as of such other date or time), (i) except that representations and warranties that contain qualifications with respect to Company Material Adverse Effect shall be true and correct (subject to such qualifications) and (ii) except, in the case of all other representations and warranties, where the failure of such representations and warranties to be so true and correct has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding any qualifications with respect to materiality or Company Material Adverse Effect contained therein).

(d) the Company shall have breached or failed to perform in any material respect its agreements and covenants to be performed or complied with by it under this Agreement and shall not have cured such breach, failure to perform or noncompliance prior to the expiration of the Offer;

(e) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (c) and (d) do not exist;

(f) since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, other than as set forth in the Company Disclosure Schedule, which has or have had, individually or in the aggregate, a Company Material Adverse Effect; and

(g) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition), in each case, subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.